Exhibit 99.12

Section F

QUÉBEC'S FINANCIAL SITUATION

Summary	F.3

1. Québec's budgetary situation	F.9

1.1 Recent developments in the budgetary situation	F.10

1.2 Detailed adjustments in 2024-2025	F.18

2. Revenue and expenditure forecasts	F.29

2.1 Change in revenue	F.30

2.1.1 Own-source revenue excluding revenue from government enterprises	F.31

2.1.2 Revenue from government enterprises	F.36

2.1.3 Federal transfers	F.37

2.2 Change in expenditure	F.40

2.2.1 Portfolio expenditures	F.41

2.2.2 Debt service	F.49

3. An $11-billion increase in infrastructure investments over three years	F.51

4. The plan to restore fiscal balance	F.57

4.1 The importance of restoring fiscal balance	F.57

4.2 The plan to restore fiscal balance	F.60

4.2.1 The path for restoring fiscal balance	F.61

4.2.2 Initiatives to restore fiscal balance	F.62

4.3 Ensuring the continuity of services and the sustainability of public finances	F.67

APPENDIX 1: Portfolio expenditures	F.69

APPENDIX 2: Report on the application of the Balanced Budget Act	F.71

APPENDIX 3: Supplementary information	F.75

F.1

SUMMARY

Budget 2025-2026 is an opportunity for the government to provide an overview of Québec's economic and budgetary situation and to set out its policy directions in this regard. This section reports on developments in Québec's budgetary situation for 2024-2025 and presents the budget outlook up to 2029-2030.

Despite the pressures on the government's financial situation, the initiatives identified from the reviews of tax and budgetary expenditures will allow for an accounting surplus in 2029-2030.

A balanced budget within the meaning of the Balanced Budget Act, that is, after deposits of dedicated revenues in the Generations Fund, will be achieved subject to a gap of $2.5 billion, or 0.3% of GDP, being bridged by 2029-2030.

Since Budget 2023-2024, Québec's financial situation has deteriorated under the weight of high inflation, major investments in public services, notably to improve working conditions for public and parapublic sector employees, the record demographic growth in 2023 and 2024, and lower-than-expected revenues from Hydro-Québec resulting, in particular, from low runoff.

- In addition, federal transfers to the provinces for health and infrastructure are insufficient.

In accordance with the Balanced Budget Act,1 Budget 2025-2026 is an opportunity to table the government's plan to restore fiscal balance by 2029-2030.

Optimization initiatives stemming from the reviews of tax and budgetary expenditures will improve the budgetary balance by nearly $6 billion in 2029-2030. The initiatives identified as part of these reviews will allow for an accounting surplus to be achieved by 2029-2030.

________________________________

1 See Appendix 2 for the report on the application of the Balanced Budget Act.

Québec's Financial Situation	F.3

The accounting deficit in 2024-2025 has been brought down from $8.8 billion to $8.1 billion, or 1.3% of GDP. The accounting balance is calculated on a comparable basis to the budgetary balances of other Canadian provinces and the federal government, that is, before deposits of dedicated revenues in the Generations Fund.

In 2025-2026, the accounting balance shows a deficit of $11.4 billion, or 1.8% of GDP.

- After deposits of dedicated revenues in the Generations Fund, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $13.6 billion, or 2.2% of GDP, in 2025-2026.

CHART F.1 Changes to the accounting balance
(billions of dollars)

F.4	Budget 2025-2026 Budget Plan

❏ Multi-year financial framework

Revenue amounts to $156.3 billion in 2025-2026, growing 0.7%. Growth will increase to 5.7% in 2026-2027.

- Over the period covered by the financial framework, that is, until 2029-2030, annual revenue growth will average 3.2%.

Total expenditure stands at $165.8 billion in 2025-2026, growing 1.5%. Growth will be 2.7% in 2026-2027.

- In 2025-2026, portfolio expenditures will grow by 1.8% due, in particular, to the non-recurrence of 2024-2025 expenditures in 2025-2026.2 Without these elements, growth in expenditures would stand at 3.0% in 2025-2026.

Over the period covered by the financial framework, that is, until 2029-2030, the annual growth in total expenditure will average 1.9%.

- The share of total expenditure in the economy, that is, expenditure including debt service, will fall from 26.3% of GDP in 2025-2026 to 24.8% of GDP by 2029-2030.

CHART F.2 Change in the share of total expenditure in the economy
(percentage of GDP)

________________________________

2 Detailed explanations of the growth of portfolio expenditures in 2024-2025 and 2025-2026 are presented on page F.42.

Québec's Financial Situation	F.5

In addition, the financial framework includes a contingency reserve of $2.0 billion in 2025-2026 and 2026-2027, and $1.5 billion per year as of 2027-2028, for a total of $8.5 billion over five years that could be used, in particular, to reduce the effects of more moderate-than-anticipated economic growth.

TABLE F.1

Multi-year financial framework (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	2027-2028	2028-2029	2029-2030	AAGR(1)
Revenue
Personal income tax	45 459	46 944	48 967	50 893	53 063	55 006
Contributions for health services	8 958	9 242	9 551	9 819	10 176	10 477
Corporate taxes	12 988	12 491	12 970	14 065	14 157	14 771
School property tax	1 180	1 346	1 482	1 607	1 718	1 819
Consumption taxes	27 969	28 922	29 933	31 044	32 045	32 983
Duties, permits and royalties	5 920	6 220	6 833	7 040	7 313	7 634
Miscellaneous revenue	16 665	15 299	16 047	16 544	17 318	17 966
Government enterprises	5 406	5 268	7 042	7 122	7 349	7 530
Own-source revenue	124 545	125 732	132 825	138 134	143 139	148 186
% change(2)	8.6	1.0	5.6	4.0	3.6	3.5	3.5
Federal transfers	30 636	30 610	32 362	33 071	33 110	33 103
% change(3)	−0.8	−0.1	5.7	2.2	0.1	0.0	1.6
Total revenue	155 181	156 342	165 187	171 205	176 249	181 289
% change	6.6	0.7	5.7	3.6	2.9	2.9	3.2
Expenditure
Portfolio expenditures	−153 406	−156 102	−159 911	−162 322	−164 092	−167 150
% change(4)	8.4	1.8	2.4	1.5	1.1	1.9	1.7
Debt service	−9 853	−9 670	−10 402	−11 556	−12 007	−12 242
% change(5)	−1.3	−1.9	7.6	11.1	3.9	2.0	4.4
Total expenditure	−163 259	−165 772	−170 313	−173 878	−176 099	−179 392
% change	7.7	1.5	2.7	2.1	1.3	1.9	1.9
Contingency reserve	-	−2 000	−2 000	−1 500	−1 500	−1 500
ACCOUNTING SURPLUS (DEFICIT)(6)	−8 078	−11 430	−7 126	−4 173	−1 350	397
% of GDP	1.3	1.8	1.1	0.6	0.2	0.1

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2025-2026 to 2029-2030.

(2) In 2025-2026, the lower growth in own-source revenue is due, in particular, to the change in economic activity influenced by the trade dispute triggered by the United States, and the non-recurrence of a significant portion of the amounts the Québec government will receive in 2024-2025 to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors.

(3) The decrease in federal transfers in 2024-2025 is due, among other things, to a decline in equalization resulting from changes made by the federal government to the program in its 2023 budget. The decrease in 2025-2026 is due, in particular, to the non-recurrence of certain revenues, such as the reimbursement of Québec's costs related to the welcoming of asylum seekers, announced in June 2024. The growth of 5.7% in 2026-2027 is due, in particular, to the pace of realization of infrastructure projects receiving federal funding.

(4) For 2024-2025, the 8.4% growth in expenditures is attributable to the initiatives announced in March 2024 and November 2024, the increase in the cost of services in the education sector and the costs tied to the delivery of health care and social services, and the lag in the pace of infrastructure realization. This growth is also explained by one-off factors, including unrealized remuneration expenditures due to the strike by school staff in 2023-2024 and the floods caused by post-tropical storm Debby. Growth in 2025-2026 is due, in particular, to non-recurring elements amounting to $1.9 billion in 2024-2025, notably due to the impact of the accounting change to take into account work already done by public transit authorities, due to the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund, and to take into consideration the impact of post-tropical storm Debby. Excluding these elements, growth in expenditures would stand at 3.0% in 2025-2026 instead of 1.8%.

(5) The decrease in debt service in 2024-2025 and 2025-2026 is due to changes in interest rates and the non-recurrence of losses on the disposal of assets. The growth in debt service from 2026-2027 onward is explained by the increase in the debt level and the renewal of maturing fixed-rate loans at higher rates.

(6) This refers to the surplus or deficit on operations presented in the public accounts. The budgetary balance within the meaning of the Balanced Budget Act is presented on page F.7.

F.6	Budget 2025-2026 Budget Plan

Budgetary balance within the meaning of the Balanced Budget Act

Maintaining a balanced budget and reducing the debt burden

The Balanced Budget Act, which obliges the government to balance the budget, establishes a more demanding definition of budgetary balance than those that apply in other provinces or are prescribed by accounting standards for determining a government's surplus (deficit).

Indeed, the budgetary balance within the meaning of the Act excludes certain revenue considered in the accounting surplus (deficit) as it is invested in the Generations Fund to repay the debt. This revenue is earmarked in the Act to reduce the debt and establish the Generations Fund.

This legislative framework is designed to ensure the long-term sustainability of public finances.

Budgetary balance within the meaning of the Act

The budgetary balance according to the Act shows deficits of $10.4 billion in 2024-2025, or 1.7% of GDP, and $13.6 billion in 2025-2026, or 2.2% of GDP. As of 2026-2027, deficits will gradually decrease, reaching $1.5 billion in 2028-2029, or 0.2% of GDP.

- Fiscal balance will be achieved by 2029-2030 at the latest.

Restoring fiscal balance

The financial framework provides for a gap to be bridged of $1.0 billion in 2027-2028 and $2.5 billion in 2028-2029 and 2029-2030, or 0.3% of GDP in 2029-2030. As such, after deposits of dedicated revenues in the Generations Fund, balance will be achieved by 2029-2030 at the latest. This gap could be bridged through:

- an improved economic situation and wealth creation;

- continued representations to the federal government to obtain additional transfers, particularly for health and infrastructure;

- non-utilization of the contingency reserve;

- efficiency and productivity gains in the delivery of public services.

Budgetary balance within the meaning of the Balanced Budget Act (millions of dollars, unless otherwise indicated)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030
ACCOUNTING SURPLUS (DEFICIT)	−8 078	−11 430	−7 126	−4 173	−1 350	397
% of GDP	1.3	1.8	1.1	0.6	0.2	0.1
Gap to be bridged	-	-	-	1 000	2 500	2 500
Deposits of dedicated revenues in the Generations Fund	−2 354	−2 177	−2 402	−2 522	−2 648	−2 796
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	−10 432	−13 607	−9 528	−5 695	−1 498	101
% of GDP	1.7	2.2	1.5	0.8	0.2	0.0
Note: Totals may not add due to rounding.

Québec's Financial Situation	F.7

1. QUÉBEC'S BUDGETARY SITUATION

In 2025-2026, revenue stands at $156.3 billion, while portfolio expenditures, or expenditures tied to the delivery of public services, stand at $156.1 billion.

- Debt service amounts to $9.7 billion.

In addition, the financial framework includes a contingency reserve of $2.0 billion to reduce the effects of more moderate-than-anticipated economic growth due to the trade dispute between Canada and the United States.

- After use of the contingency reserve, the accounting balance shows a deficit of $11.4 billion, or 1.8% of GDP.

- After deposits of dedicated revenues in the Generations Fund, the budgetary balance shows a deficit of $13.6 billion, or 2.2% of GDP.

TABLE F.2

Québec's budget - March 2025 (millions of dollars, unless otherwise indicated)
2025-2026
Revenue
Own-source revenue	125 732
% change	1.0
Federal transfers	30 610
% change	−0.1
Total revenue	156 342
% change	0.7
Expenditure
Portfolio expenditures	−156 102
% change(1)	1.8
Debt service	−9 670
% change	−1.9
Total expenditure	−165 772
% change	1.5
Contingency reserve	−2 000
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2025	−11 430
% of GDP	1.8
Deposits of dedicated revenues in the Generations Fund	−2 177
BUDGETARY BALANCE(2)	−13 607
% of GDP	2.2
(1) Detailed explanations of the growth of portfolio expenditures in 2024-2025 are presented on page F.26. (2) Budgetary balance within the meaning of the Balanced Budget Act.

Québec's Financial Situation	F.9

1.1 Recent developments in the budgetary situation

This section presents the recent developments in Québec's budgetary situation as well as the main adjustments to the forecasts from 2024-2025 to 2026-2027.

❏ Main adjustments from 2024-2025 to 2026-2027

Since Budget 2024-2025, the economic and budgetary situation has led to negative adjustments of $1.2 billion in 2024-2025, $1.8 billion in 2025-2026 and $1.7 billion in 2026-2027.

For this period, the government is planning new initiatives totalling $2.8 billion in 2025-2026 and $3.2 billion in 2026-2027 to respond to trade issues and economic deterioration, should it occur. The proposed initiatives will stimulate wealth creation and support communities, in particular to improve the delivery of health care and social services, and to encourage the education and development of young people.

- In particular, the government is announcing increased infrastructure investments, initiatives to strengthen Canadian economic integration and international market diversification, and measures to stimulate research and development, private investment and productivity gains.

The measures announced in this budget stemming from the reviews of tax and budgetary expenditures will generate savings in the financial framework of:

- $32 million in 2025-2026 and $271 million in 2026-2027 due to efforts to improve the tax system;

- $616 million in 2025-2026 and $1.3 billion in 2026-2027 from the review of budgetary expenditures.

F.10	Budget 2025-2026 Budget Plan

TABLE F.3

Adjustments to the financial framework since March 2024 (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027
ACCOUNTING SURPLUS (DEFICIT)(1) - MARCH 2024	−8 776	−7 017	−3 290
% of GDP	1.4	1.1	0.5
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
- Tax revenue	779	47	186
- Other revenue(2),(3)	2 138	542	1 144
Subtotal	2 917	589	1 329
Revenue from government enterprises(4)	−12	−989	−533
Federal transfers(5)	1 239	182	479
Subtotal - Revenue	4 144	−218	1 275
Portfolio expenditures(6)	−5 218	−1 493	−2 698
Debt service	−91	−87	−285
Subtotal - Expenditure	−5 309	−1 580	−2 983
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	−1 164	−1 798	−1 708
NOVEMBER 2024 INITIATIVES(7)	371	−179	−230
MARCH 2025 INITIATIVES
Stimulating wealth creation	-	−1 067	−1 334
Supporting Quebecers	−9	−1 518	−1 603
Subtotal	−9	−2 585	−2 936
TOTAL INITIATIVES	362	−2 763	−3 166
Efforts to improve the tax system	-	32	271
Review of budgetary expenditures	-	616	1 268
Contingency reserve	1 500	−500	−500
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2025	−8 078	−11 430	−7 126
% of GDP	1.3	1.8	1.1

Note: Totals may not add due to rounding.

(1) The accounting surplus (deficit) has been adjusted to exclude the March 2024 gap to be bridged of $750 million in 2025-2026 and $1 500 million in 2026-2027.

(2) In 2024-2025, the favourable adjustment of other revenue is attributable, among other things, to the amounts the Québec government will receive to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors and the favourable adjustment of revenue from interest on tax claims administered by Revenu Québec.

(3) In 2026-2027, the adjustment of other revenue is due to the amounts the Québec government expects to receive to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors, higher revenue from unclaimed property, and the favourable change in revenue from the auction of GHG emission allowances.

(4) The negative adjustments in 2025-2026 and 2026-2027 are mainly due to adjustments made to Hydro-Québec's results, resulting, in particular, from the inclusion of the impact of the renewal of the Churchill Falls electricity supply agreement, as well as lower exports due to low runoff.

(5) The rise in 2024-2025 is primarily due to the $750 million granted by the federal government in June 2024 to reimburse Québec's costs for welcoming asylum seekers.

(6) The adjustment of $5.2 billion in 2024-2025 is mainly due to higher-than-expected expenditures in the Santé et Services sociaux portfolio and in infrastructure investments, particularly in public transit, as well as to the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund. Detailed explanations of adjustments to portfolio expenditures in 2024-2025 are presented on page F.26. The  adjustments for 2025-2026 and 2026-2027 are mainly due to higher-than-expected expenditures for health and social services and the compensation program for victims of crime, and increased infrastructure investments.

(7) The cost of the November 2024 initiatives has been adjusted to reflect the postponement to January 1, 2026 of the implementation of the harmonization of capital gains taxation with that of the federal system. The box on page F.15 presents the November 2024 initiatives.

Québec's Financial Situation	F.11

■ Adjustments related to the economic and budgetary situation

Changes in the economic and budgetary situation since the last budget result in negative adjustments of $1.2 billion in 2024-2025, $1.8 billion in 2025-2026, and $1.7 billion in 2026-2027. These adjustments are primarily attributable to:

- an increase in own-source revenue excluding revenue from government enterprises of $2.9 billion in 2024-2025, $589 million in 2025-2026 and $1.3 billion in 2026-2027. These adjustments are due to:

- an increase in tax revenue of $779 million in 2024-2025, due to the improved economic outlook in 2024. The less favourable economic performance in 2025 and 2026, given the trade dispute triggered by the United States, translates into lower adjustments in 2025-2026 and 2026-2027, of $47 million and $186 million, respectively,

- a favourable adjustment of other revenue of $2.1 billion in 2024-2025, $542 million in 2025-2026 and $1.1 billion in 2026-2027, attributable, among other things, to the amounts the Québec government expects to receive to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors3 and the favourable adjustment of revenue from interest on tax claims administered by Revenu Québec;

- a decrease in revenue from government enterprises of $12 million in 2024-2025, $989 million in 2025-2026 and $533 million in 2026-2027, mainly due to adjustments made to Hydro-Québec's results, resulting, in particular, from the inclusion of the impact of the renewal of the Churchill Falls electricity supply agreement, as well as lower exports due to low runoff;

- The adjustments are also due to lower forecast sales growth for the Société des alcools du Québec.

- an upward adjustment in federal transfers of $1.2 billion in 2024-2025, $182 million in 2025-2026 and $479 million in 2026-2027;

________________________________

3 The Québec government will receive an initial payment of nearly $1.7 billion. The remainder of the amount, nearly $5.0 billion, will be paid over some 20 years.

F.12	Budget 2025-2026 Budget Plan

- The rise in 2024-2025 is primarily due to the $750 million granted by the federal government in June 2024 to reimburse Québec's costs for welcoming asylum seekers.

- an upward adjustment to portfolio expenditures of:

- $5.2 billion4 in 2024-2025, mainly due to higher-than-expected expenditures in the Santé et Services sociaux portfolio and in infrastructure investments, particularly in public transit, as well as to the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund,

- $1.5 billion in 2025-2026 and $2.7 billion in 2026-2027, mainly due to higher-than-expected expenditures for health and social services and the compensation program for victims of criminal offences, and increased infrastructure investments;

- an increase in debt service of $91 million in 2024-2025, $87 million in 2025-2026 and $285 million in 2026-2027 due to higher-than-expected interest on retirement plans, increased deficits in 2025-2026 and 2026-2027, and capital investments.

________________________________

4 Detailed explanations of adjustments to portfolio expenditures in 2024-2025 are presented on page F.26.

Québec's Financial Situation	F.13

■ Budget 2025-2026 initiatives

In this budget, the government is planning initiatives of $2.6 billion for 2025-2026, that is:

- $1.1 billion for stimulating wealth creation;

- $1.5 billion for supporting Quebecers.

Budget 2025-2026 initiatives

The initiatives in Budget 2025-2026 total $12.3 billion over six years, as follows:

- $5.4 billion for stimulating wealth creation;

- $6.8 billion for supporting Quebecers.

The government is also taking steps to improve the tax system, which represents additional revenue of $3.0 billion over five years.

Financial impact of the initiatives of Budget 2025-2026 (millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	Total 6 years
Initiatives
Stimulating wealth creation(1)	-	−1 067	−1 334	−1 012	−1 057	−960	−5 429
Supporting Quebecers(2)	−9	−1 518	−1 603	−1 279	−1 218	−1 224	−6 849
Subtotal - Initiatives	−9	−2 585	−2 936	−2 290	−2 275	−2 184	−12 278
Efforts to improve the tax system(3)	-	32	271	723	911	1 038	2 974
TOTAL	−9	−2 553	−2 666	−1 567	−1 364	−1 146	−9 304
Note: Totals may not add due to rounding.
(1) For more details, see Section B, "Stimulating Wealth Creation."
(2) For more details, see Section C, "Supporting Quebecers."
(3) For more details, see Section D, "Results of the Review to Improve the Tax System."

F.14	Budget 2025-2026 Budget Plan

Recap of the November 2024 initiatives

In the Update on Québec's Economic and Financial Situation − Fall 2024, the government announced investments totalling $365 million in 2024-2025, $463 million in 2025-2026 and $431 million in 2026-2027.

These investments have made it possible to introduce initiatives for:

- increasing support for the forestry sector;

- consolidating support for Quebecers;

- fostering community development;

- ensuring the safety of communities.

The fall 2024 update was also an opportunity for the government to continue its actions aimed at optimizing and updating its tax expenditures. These additional actions represent a reduction in tax expenditures of approximately $2.8 billion over five years.[1]

Financial impact of the November 2024 initiatives (millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Increasing support for the forestry sector	−15	−22	−32	−92	−92	−252
Consolidating support for Quebecers	−60	−80	−38	−31	−9	−218
Fostering community development	-	−325	−327	−290	−237	−1 180
Ensuring the safety of communities	−290	−37	−34	−34	−39	−433
Subtotal	−365	−463	−431	−447	−377	−2 083
Ongoing review of tax expenditures(1)	736	285	202	675	873	2 770
TOTAL	371	−179	−230	228	496	688
Note: Totals may not add due to rounding.
(1) Amounts made available by the review to improve the tax system have been adjusted to reflect the postponement to January 1, 2026 of the implementation of the harmonization of capital gains taxation with that of the federal system.

1 Amounts made available by the review to improve the tax system have been adjusted to reflect the postponement to January 1, 2026 of the implementation of the harmonization of capital gains taxation with that of the federal system.

Québec's Financial Situation	F.15

■ Efforts to improve the tax system and review of budgetary expenditures

Reviews of tax and budgetary expenditures will generate savings in the financial framework of:

- $32 million in 2025-2026 and $271 million in 2026-2027 due to efforts to improve the tax system;

- $616 million in 2025-2026 and $1.3 billion in 2026-2027 from the review of budgetary expenditures.

■ Contingency reserve adjustment

The contingency reserve of $1.5 billion that was provided for in Budget 2024-2025 was fully utilized in 2024-2025.

- Given the more significant short-term risks, the contingency reserve is increased to $2.0 billion in 2025-2026 and 2026-2027, before settling at $1.5 billion per year as of 2027-2028. The reserve, which totals $8.5 billion over five years, could be used, in particular, to reduce the effects of a more moderate-than-anticipated economic growth.

■ Gap to be bridged

The initiatives to optimize taxation and government expenditures enable the elimination of the gap to be bridged forecast in the fall 2024 economic and financial update for fiscal years 2025-2026 and 2026-2027.

The financial framework provides for a gap to be bridged of $1.0 billion in 2027-2028, then $2.5 billion in 2028-2029 and 2029-2030, or 0.3% of GDP in 2029-2030. These amounts remain smaller than the deposits of dedicated revenues in the Generations Fund.

In accordance with the Balanced Budget Act, fiscal balance, after deposits of dedicated revenues in the Generations Fund, will be achieved by 2029-2030 at the latest.

This gap could be bridged through:

- an improved economic situation and wealth creation;

- continued representations to the federal government to obtain additional transfers, particularly for health and infrastructure;

- non-utilization of the contingency reserve;

- efficiency and productivity gains in the delivery of public services.

F.16	Budget 2025-2026 Budget Plan

Adjustments since the fall 2024 update

Since the publication of the Update on Québec's Economic and Financial Situation - Fall 2024, the adjustments to the financial framework are due, in particular, to:

- lower revenue from government enterprises, mainly due to a decline in Hydro-Québec's results;

- an increase in portfolio expenditures:

▪ in 2024-2025 due to the impact of the accounting change to take into account work already done by public transit authorities, higher-than-expected expenditures in the Santé et Services sociaux portfolio, and the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund,

▪ in 2025-2026 and 2026-2027 due to increased infrastructure investments;

- a decrease in debt service in 2024-2025 and 2025-2026 due to lower-than-expected short-term interest rates. In 2026-2027, the upward adjustment in debt service is due, in particular, to the increase in capital investments.

These negative adjustments are partially offset by the increase in own-source revenue.

Adjustments to the financial framework since the fall 2024 update (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027
ACCOUNTING SURPLUS (DEFICIT)(1) - NOVEMBER 2024	−8 755	−7 800	−3 287
% of GDP	1.4	1.2	0.5
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises	2 884	147	886
Revenue from government enterprises	77	−750	−489
Federal transfers	−406	−102	57
Subtotal - Revenue	2 555	−705	454
Portfolio expenditures	−2 694	−571	−2 240
Debt service	75	83	−154
Subtotal - Expenditure	−2 619	−488	−2 394
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	−64	−1 193	−1 941
MARCH 2025 INITIATIVES
Stimulating wealth creation	-	−1 067	−1 334
Supporting Quebecers	−9	−1 518	−1 603
TOTAL INITIATIVES	−9	−2 585	−2 936
Efforts to improve the tax system	-	32	271
Review of budgetary expenditures	-	616	1 268
Contingency reserve	750	−500	−500
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2025	−8 078	−11 430	−7 126
% of GDP	1.3	1.8	1.1
Note: Totals may not add due to rounding.
(1) The accounting surplus (deficit) has been adjusted to exclude the November 2024 gap to be bridged.

Québec's Financial Situation	F.17

1.2 Detailed adjustments in 2024-2025

In 2024-2025, the accounting deficit stands at $8.1 billion. This represents an improvement of $0.7 billion compared to the accounting deficit of $8.8 billion forecast in March 2024, due, in particular, to:

- a $3.7-billion increase in own-source revenue excluding revenue from government enterprises, due to:

- a $1.5-billion increase in tax revenue, due to the improved economic outlook in 2024 and the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate,5

- a $2.1-billion increase in other revenue, due, in particular, to amounts that the Québec government will receive to offset smoking-related health care costs under the plan of arrangement between tobacco companies and their creditors, and the favourable adjustment of interest revenue on tax claims administered by Revenu Québec;

- a $1.2-billion increase in federal transfers, due, in particular, to the $750 million granted by the federal government in June 2024 to reimburse Québec's costs for welcoming asylum seekers, to announcements in the 2024 federal budget regarding the Housing Accelerator Fund, among other things, and to the pace of completion of infrastructure projects receiving federal funding;

- a $5.6-billion increase in portfolio expenditures, including:

- an adjustment of $5.2 billion,6 mainly due to higher-than-expected expenditures in the Santé et Services sociaux portfolio and in infrastructure investments, particularly in public transit, as well as to the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund,

- targeted initiatives announced in the Update on Québec's Economic and Financial Situation - Fall 2024 and Budget 2025-2026 totalling $373 million, in particular to address the impact of flooding in the summer of 2024;

- a $91-million increase in debt service, mainly due to higher-than-expected interest on pension plans;

- use of the $1.5-billion contingency reserve, which was set aside in March 2024.

________________________________

5 Despite the postponement of its implementation to January 1, 2026, the harmonization of capital gains taxation with that of the federal system resulted in transactions initially scheduled for 2025 and 2026 being brought forward.

6 Detailed explanations of adjustments to portfolio expenditures in 2024-2025 are presented on page F.26.

F.18	Budget 2025-2026 Budget Plan

TABLE F.4

Adjustments to the 2024-2025 financial framework since March 2024 (millions of dollars)
	2024-2025
	March 2024	Adjustments			March 2025
		Economic and budgetary situation	Review,(1) initiatives and other adjustments	Total
Own-source revenue
Tax revenue	95 039	779	736	1 515	96 554
Other revenue	20 447	2 138	-	2 138	22 585
Subtotal	115 486	2 917	736	3 653	119 139
Revenue from government enterprises	5 418	−12	-	−12	5 406
Total own-source revenue	120 904	2 905	736	3 641	124 545
Federal transfers	29 397	1 239	-	1 239	30 636
Revenue	150 301	4 144	736	4 880	155 181
Portfolio expenditures(2)	−147 815	−5 218	−373	−5 591	−153 406
Debt service	−9 762	−91	-	−91	−9 853
Expenditure	−157 577	−5 309	−373	−5 682	−163 259
Contingency reserve	−1 500	-	1 500	1 500	-
ACCOUNTING SURPLUS (DEFICIT)	−8 776	−1 164	1 862	698	−8 078

Note: Totals may not add due to rounding.

(1) The $736-million adjustment to tax revenue is due to harmonization with certain tax measures in the 2024 federal budget. Despite the postponement of its implementation to January 1, 2026, the harmonization of capital gains taxation with that of the federal system resulted in transactions initially scheduled for 2025 and 2026 being brought forward to 2024.

(2) Detailed explanations of adjustments to portfolio expenditures in 2024-2025 are presented on page F.26.

Québec's Financial Situation	F.19

❏ Own-source revenue excluding revenue from government enterprises

For 2024-2025, own-source revenue excluding revenue from government enterprises is adjusted upward by $3.7 billion compared to Budget 2024-2025 forecasts and totals $119.1 billion.

- Tax revenue is adjusted upward by $1.5 billion, due, in particular, to the improved economic outlook in 2024.

- Other revenue, namely duties, permits and royalties, as well as miscellaneous revenue,7 are adjusted upward by $2.1 billion, due, in particular, to amounts that the Québec government will receive to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors.

TABLE F.5

Adjustments to own-source revenue excluding revenue from government enterprises (millions of dollars)
2024-2025
OWN-SOURCE REVENUE(1) - MARCH 2024	115 486
Tax revenue
Personal income tax	507
Contributions for health services	288
Corporate taxes	872
School property tax	−130
Consumption taxes	−22
Subtotal	1 515
Other revenue
Duties, permits and royalties	−20
Miscellaneous revenue(2)	2 158
Subtotal	2 138
Total adjustments	3 653
OWN-SOURCE REVENUE(1) - MARCH 2025	119 139

(1) Own-source revenue excluding revenue from government enterprises.

(2) The adjustment to miscellaneous revenue is due, in particular, to amounts that the Québec government will receive to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors.

________________________________

7 Miscellaneous revenue includes interest revenue, revenue from the sale of goods and services, tuition fees, and user contributions, as well as from fines, forfeitures and recoveries, among other things.

F.20	Budget 2025-2026 Budget Plan

■ Tax revenue

For 2024-2025, revenue from personal income tax is adjusted upward by $507 million compared to the March 2024 forecast, while contributions for health services are adjusted upward by $288 million.

- These improvements can be attributed, in particular, to wages and salaries, whose growth was adjusted upward by 0.5 percentage points in 2024, from 5.1% to 5.6%.

- The adjustments to revenue from personal income tax are also due to the harmonization of capital gains taxation with that of the federal system, which, despite the postponement of its implementation to January 1, 2026, resulted in transactions initially scheduled for 2025 and 2026 being brought forward to 2024.

Corporate tax revenue is adjusted upward by $872 million in 2024-2025.

- This favourable adjustment is due, in particular, to the net operating surplus of corporations, whose change was adjusted upward by 2.9 percentage points, in 2024, from −2.5% to 0.4%.

- It is also due to the harmonization of capital gains taxation with that of the federal system.

Revenue from the school property tax is adjusted downward by $130 million in 2024-2025.

- This decrease is mainly due to the additional contribution from the Québec government to limit the average increase in school taxes to 3% for 2024-2025.8

Consumption tax revenue, which is derived mainly from the Québec sales tax, is adjusted downward by $22 million in 2024-2025, despite the upward adjustment of 1.2 percentage points in household consumption9 in 2024, from 2.5% to 3.7%.

- This decrease is due, in particular, to lower revenue from the specific tax on tobacco products, due, among other things, to a sharper-than-expected decline in smoking in Québec.

________________________________

8 For more details, see the press release Le gouvernement agit pour limiter la hausse du compte de taxe scolaire à 3 % en moyenne (the government is taking action to limit the increase in school taxes to 3%, on average), [Online - in French only], June 14, 2024, https://www.quebec.ca/nouvelles/actualites/details/le-gouvernement-agit-pour-limiter-la-hausse-du-compte-de-taxe-scolaire-a-3-en-moyenne-56721.

9 Household consumption excluding food expenditures and shelter.

Québec's Financial Situation	F.21

■ Other revenue

In 2024-2025, revenue from duties, permits and royalties is adjusted downward by $20 million compared to the March 2024 forecast.

- This decrease is due, in particular, to the lower-than-expected revenue from the auction of GHG emission allowances.

- However, it is partially offset by the reclassification under duties, permits and royalties of certain revenue previously presented under miscellaneous revenue, in accordance with the Public Accounts 2023-2024.10

Miscellaneous revenue is adjusted upward by $2.2 billion in 2024-2025, due in particular to:

- amounts that the Québec government will receive to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors;

- increase in revenue from interest on tax claims administered by Revenu Québec.

Plan of arrangement with tobacco companies

On March 6, 2025, the Ontario Superior Court approved the plan of arrangement between the three major tobacco companies (JTI-Macdonald; Imperial Tobacco; Rothmans, Benson & Hedges) and their creditors, including tobacco victims for damages suffered and all Canadian provinces for costs borne by their respective health care systems as a result of tobacco consumption.

This plan of arrangement, established under the Companies' Creditors Arrangement Act,[1] stipulates that creditors will receive total compensation of $32.5 billion. Of this amount, $6.7 billion will be paid to the Québec government and $4.1 billion will be paid to Québec tobacco victims.

For Québec victims, the plan calls for an initial payment of nearly $3.9 billion. The remaining $250 million will be paid out during the following year.

The Québec government will receive an initial payment of nearly $1.7 billion. The remainder of the amount, nearly $5.0 billion, will be paid out over some 20 years.

1 R.S.C., 1985, c. C-36.

________________________________

10 In accordance with the treatment used in the Public Accounts 2023-2024, certain Société de l'assurance automobile du Québec revenue previously presented under miscellaneous revenue has been reclassified under duties, permits and royalties. This mainly concerns management fees for drivers' licences and vehicle registrations.

F.22	Budget 2025-2026 Budget Plan

An upward adjustment of own-source revenue in Québec and other Canadian provinces in 2024-2025

In Québec, own-source revenue[1] in 2024-2025 has been adjusted upward by $3.7 billion, or 3.2%, since the March 2024 budget, due to the upward adjustment of:

- other revenue (+$2.1 billion), primarily due to amounts that the government will receive to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors;

- tax revenue (+$1.5 billion), including personal income taxes (+$507 million) and corporate taxes (+$872 million), due to the improved economic outlook in 2024 and the harmonization of capital gains taxation with that of the federal system.

Like Québec, some other provinces have also seen their revenue improve in 2024-2025:

- Nova Scotia adjusted its revenue upward by $1.1 billion (11.9%), due, in particular, to personal income taxes (+$0.4 billion), corporate taxes (+$0.1 billion) and adjustments, mainly to prior-year tax assessments (+$0.5 billion);

- Alberta adjusted its revenue upward by $6.9 billion (11.7%), due, in particular, to natural resources (+$4.2 billion) and other non-tax revenue (+$1.9 billion);

- Ontario adjusted its revenue upward by $7.0 billion (4.3%), due, in particular, to personal income taxes (+$2.8 billion), corporate taxes (+$3.0 billion) and sales tax (+$1.1 billion);

- British Columbia adjusted its revenue upward by $0.4 billion (0.7%), due, in particular, to personal income taxes (+$0.4 billion).

Own-source revenue - 2024-2025	Nominal GDP - 2024
(percentage adjustment)	(adjustment in percentage points)

Sources: 2025-2026 budgets for Nova Scotia, Alberta, British Columbia and Québec, fall 2024 economic updates for Ontario and the federal government.	Sources: 2025-2026 budgets for Nova Scotia, Alberta, British Columbia and Québec, fall 2024 economic updates for Ontario and the federal government.

1 Own-source revenue excluding revenue from government enterprises.

Québec's Financial Situation	F.23

❏ Revenue from government enterprises

For 2024-2025, revenue from government enterprises is adjusted downward by $12 million, to $5.4 billion.

This adjustment is primarily due to the decline in revenue from Investissement Québec, due to lower returns from its venture capital portfolios and investment funds, as well as its financing portfolio.

TABLE F.6

Adjustments to revenue from government enterprises (millions of dollars)
2024-2025
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2024	5 418
Hydro-Québec	105
Loto-Québec	-
Société des alcools du Québec	−43
Investissement Québec	−114
Société québécoise du cannabis(1)	25
Other(2)	15
Total adjustments	−12
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2025	5 406

(1) Revenue is allocated to the Fund to Combat Addiction.

(2) The other government enterprises are the Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole, the Société du parc industriel et portuaire de Bécancour and the Fonds d'investissement Eurêka.

F.24	Budget 2025-2026 Budget Plan

❏ Federal transfers

In 2024-2025, revenue from federal transfers stands at $30.6 billion, an upward adjustment of $1.2 billion compared to Budget 2024-2025.

This upward adjustment is due, in particular, to the $750-million reimbursement from the federal government announced in June 2024 for costs incurred by Québec for welcoming asylum seekers, announcements in the 2024 federal budget in connection with the Housing Accelerator Fund, and the pace of realization of infrastructure projects receiving federal funding.11

TABLE F.7

Adjustments to federal transfer revenues (millions of dollars)
2024-2025
FEDERAL TRANSFERS - MARCH 2024	29 397
Equalization	-
Health transfers	−129
Transfers for post-secondary education and other social programs	−1
Other programs	1 369
Total adjustments	1 239
FEDERAL TRANSFERS - MARCH 2025	30 636

________________________________

11 Adjustments to federal transfer revenues stemming from the pace of realization of federally funded infrastructure projects have no impact on the budgetary balance, as a consideration is recorded in expenditures.

Québec's Financial Situation	F.25

❏ Portfolio expenditures

For 2024-2025, portfolio expenditures amount to $153.4 billion, which represents an upward adjustment of $5.6 billion compared to the March 2024 forecasts.

The adjustment is in part due to $373 million in new initiatives announced since Budget 2024-2025, including:

- $15 million for increasing support for the forestry sector;

- $69 million for supporting Quebecers;

- $290 million for ensuring the safety of communities.

Adjustments to the economic and budgetary situation total $5.2 billion, mainly due to higher-than-expected expenditures in the Santé et Services sociaux portfolio and for infrastructure investments, particularly in public transit, as well as to the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund.

TABLE F.8

Adjustments to portfolio expenditures (millions of dollars)
2024-2025
PORTFOLIO EXPENDITURES - MARCH 2024	147 815
New initiatives since March 2024
Increasing support for the forestry sector	15
Supporting Quebecers	69
Ensuring the safety of communities	290
Subtotal - New initiatives since March 2024	373
Adjustments to the economic and budgetary situation
Santé et Services sociaux portfolio	1 687
Cost of infrastructure investments	1 459
Change related to sustainable losses in value and adjusted provisions for losses of the Economic Development Fund	515
Cost of refundable tax credits(1)	186
Liability for contaminated sites	136
Other items	1 235
Subtotal - Adjustments to the economic and budgetary situation	5 218
Total adjustments	5 591
PORTFOLIO EXPENDITURES - MARCH 2025	153 406
Note: Totals may not add due to rounding. (1) The Santé et Services sociaux portfolio refundable tax credits are included in the $1 687-million adjustment.

F.26	Budget 2025-2026 Budget Plan

❏ Debt service

For 2024-2025, the debt service is adjusted upward by $91 million, to $9.9 billion, due in particular to higher-than-expected interest on pension plans.

TABLE F.9

Adjustments to debt service (millions of dollars)
2024-2025
DEBT SERVICE - MARCH 2024	9 762
Interest on direct debt(1)	25
Interest on the liability for the retirement plans and other employee future benefits(2)	66
Total adjustments	91
DEBT SERVICE - MARCH 2025	9 853

(1) Interest on the direct debt includes the income of the Sinking Fund for Government Borrowing. This income, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to the change in interest rates and market behaviour.

(2) This corresponds to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly the investment income of the Retirement Plans Sinking Fund (RPSF).

Québec's Financial Situation	F.27

2. REVENUE AND EXPENDITURE FORECASTS

Budget 2025-2026 presents the short-term change in revenue and expenditure, that is, the three-year outlook for 2024-2025 to 2026-2027.

TABLE F.10

Change in revenue and expenditure

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Revenue
Own-source revenue excluding revenue from government enterprises	119 139	120 464	125 783
% change(2)	8.9	1.1	4.4	4.8
Revenue from government enterprises	5 406	5 268	7 042
% change(3)	3.1	−2.6	33.7	10.3
Federal transfers	30 636	30 610	32 362
% change(4)	−0.8	−0.1	5.7	1.6
Total revenue	155 181	156 342	165 187
% change	6.6	0.7	5.7	4.3
Expenditure
Portfolio expenditures	−153 406	−156 102	−159 911
% change(5)	8.4	1.8	2.4	4.1
Debt service	−9 853	−9 670	−10 402
% change(6)	−1.3	−1.9	7.6	1.4
Total expenditure	−163 259	−165 772	−170 313
% change	7.7	1.5	2.7	4.0
Contingency reserve	-	−2 000	−2 000
ACCOUNTING SURPLUS (DEFICIT)	−8 078	−11 430	−7 126
% of GDP	1.3	1.8	1.1

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) In 2025-2026, the lower growth in own-source revenue excluding revenue from government enterprises is due, in particular, to the change in economic activity influenced by the trade dispute triggered by the United States, and the non-recurrence of a significant portion of the amounts the Québec government will receive in 2024-2025 to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors.

(3) The increase for 2026-2027 is mainly due to the increase in Hydro-Québec's results, due to higher export volumes with the commissioning of infrastructure related to two major export contracts with the United States.

(4) The decrease in federal transfers in 2024-2025 is due, among other things, to a decline in equalization resulting from changes made by the federal government to the program in its 2023 budget. The decrease in 2025-2026 is due, in particular, to the non-recurrence of certain revenues, such as the reimbursement of Québec's costs related to the welcoming of asylum seekers, announced in June 2024. The growth of 5.7% in 2026-2027 is due, in particular, to the pace of realization of infrastructure projects receiving federal funding.

(5) For 2024-2025, the 8.4% growth in expenditures is attributable to the initiatives announced in March 2024 and November 2024, the increase in the cost of services in the education sector and the costs tied to the delivery of health care and social services, and the lag in the pace of infrastructure realization. This growth is also explained by one-off factors, including unrealized remuneration expenditures due to the strike by school staff in 2023-2024 and the floods caused by post-tropical storm Debby. Growth in 2025-2026 is due, in particular, to non-recurring elements amounting to $1.9 billion in 2024-2025, notably due to the impact of the accounting change to take into account work already done by public transit authorities, due to the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund, and to take into consideration the impact of post-tropical storm Debby. Excluding these elements, growth in expenditures would stand at 3.0% in 2025-2026 instead of 1.8%.

(6) The decrease in debt service in 2024-2025 and 2025-2026 is due to changes in interest rates and the non-recurrence of losses on the disposal of assets. The growth in debt service from 2026-2027 onward is explained by the increase in the debt level and the renewal of maturing fixed-rate loans at higher rates.

Québec's Financial Situation	F.29

2.1 Change in revenue

Government revenue encompasses own-source revenue, including revenue from government enterprises, as well as revenue from federal transfers.

Government revenue stands at $155.2 billion in 2024-2025, or $124.5 billion in own-source revenue and $30.6 billion in federal transfers.

- In 2024-2025, own-source revenue represents 80.3% of government revenue, while revenue from federal transfers represents 19.7%.

Government revenue will stand at $156.3 billion in 2025-2026 and $165.2 billion in 2026-2027, representing respective growth of 0.7% and 5.7%.

TABLE F.11

Change in revenue (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Own-source revenue
Own-source revenue excluding revenue from government enterprises	119 139	120 464	125 783
% change(2),(3)	8.9	1.1	4.4	4.8
Revenue from government enterprises	5 406	5 268	7 042
% change	3.1	−2.6	33.7	10.3
Subtotal	124 545	125 732	132 825
% change	8.6	1.0	5.6	5.0
Federal transfers	30 636	30 610	32 362
% change	−0.8	−0.1	5.7	1.6
TOTAL	155 181	156 342	165 187
% change	6.6	0.7	5.7	4.3

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) In 2024-2025, the growth in own-source revenue excluding revenue from government enterprises is due, in particular, to developments in economic activity, the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate, and the effect of the amounts the Québec government will receive to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors.

(3) In 2025-2026, the lower growth in own-source revenue excluding revenue from government enterprises is due, in particular, to the change in economic activity influenced by the trade dispute triggered by the United States, and the non-recurrence of a significant portion of the amounts the Québec government will receive in 2024-2025 to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors.

F.30	Budget 2025-2026 Budget Plan

2.1.1 Own-source revenue excluding revenue from government enterprises

Own-source revenue excluding revenue from government enterprises consists mainly of tax revenue, including personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes.

- Changes in own-source revenue generally reflect changes in economic activity in Québec and in the tax system.

Own-source revenue also includes other sources of revenue:

- duties, permits and royalties, in particular revenue from the carbon market;

- miscellaneous revenue, such as tuition fees and revenues from interest, the sale of goods and services, as well as fines, forfeitures and recoveries.

In 2024-2025, own-source revenue stands at $119.1 billion, an increase of 8.9% compared to 2023-2024. It will reach $120.5 billion in 2025-2026 and $125.8 billion in 2026-2027, growing by 1.1% and 4.4%, respectively.

TABLE F.12

Change in own-source revenue excluding revenue from government enterprises - Summary (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Tax revenue	96 554	98 945	102 903
% change(2)	7.2	2.5	4.0	4.6
Other revenue	22 585	21 519	22 880
% change(3)	16.5	−4.7	6.3	5.7
TOTAL	119 139	120 464	125 783
% change(4)	8.9	1.1	4.4	4.8

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) In 2024-2025, the growth in tax revenue is primarily due to developments in economic activity and the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate.

(3) In 2024-2025, the growth in other revenue is primarily due to the 23.4% increase in miscellaneous revenue resulting, in particular, from the amounts the Québec government will receive to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors, and from the growth in miscellaneous revenues from non-budget-funded bodies, special funds and bodies in the education and higher education networks.

(4) In 2025-2026, the lower growth in own-source revenue excluding revenue from government enterprises is due, in particular, to the change in economic activity influenced by the trade dispute triggered by the United States, and the non-recurrence of a significant portion of the amounts the Québec government will receive in 2024-2025 to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors.

Québec's Financial Situation	F.31

❏ Tax revenue

In 2024-2025, revenue from personal income tax, the government's main revenue source, stands at $45.5 billion, an increase of 8.6% compared to 2023-2024. It will reach $46.9 billion in 2025-2026 and $49.0 billion in 2026-2027, growing by 3.3% and 4.3%, respectively.

Among other things, this change in revenue from personal income tax reflects:

- the increase in household income, including wages and salaries, which will grow by 5.6% in 2024, 3.7% in 2025 and 3.0% in 2026;

- all the parameters of the personal income tax system, such as indexation and the progressive nature of the tax system;

- the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate;

- the effect of optimizing the tax credit for career extension as of 2025-2026.

Contributions for health services stand at $9.0 billion in 2024-2025, representing an increase of 5.0%. They will reach $9.2 billion in 2025-2026 and $9.6 billion in 2026-2027, representing growth of 3.2% and 3.3%, respectively.

Among other things, this change in contributions for health services reflects:

- the growth in wages and salaries, which stands at 5.6% in 2024, 3.7% in 2025 and 3.0% in 2026;

- the effect of the end of indexation of the payroll threshold12 entitling employers to reduced rates of contribution to the Health Services Fund, announced in Budget 2025-2026.

 ________________________________

12 This threshold will be maintained at $7.8 million.

F.32	Budget 2025-2026 Budget Plan

TABLE F.13

Change in own-source revenue excluding revenue from government enterprises (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Tax revenue
Personal income tax	45 459	46 944	48 967
% change(2)	8.6	3.3	4.3	5.4
Contributions for health services	8 958	9 242	9 551
% change	5.0	3.2	3.3	3.8
Corporate taxes	12 988	12 491	12 970
% change(3)	13.9	−3.8	3.8	4.4
School property tax	1 180	1 346	1 482
% change(4)	2.6	14.1	10.1	8.8
Consumption taxes	27 969	28 922	29 933
% change(5)	3.3	3.4	3.5	3.4
Subtotal	96 554	98 945	102 903
% change	7.2	2.5	4.0	4.6
Other revenue
Duties, permits and royalties	5 920	6 220	6 833
% change(6)	0.5	5.1	9.9	5.1
Miscellaneous revenue	16 665	15 299	16 047
% change(7),(8)	23.4	−8.2	4.9	5.9
Subtotal	22 585	21 519	22 880
% change	16.5	−4.7	6.3	5.7
TOTAL	119 139	120 464	125 783
% change	8.9	1.1	4.4	4.8

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) In 2024-2025, the growth in revenue from personal income tax is due to the 5.6% increase in wages and salaries in 2024. In addition, despite the postponement of its implementation to January 1, 2026, the harmonization of capital gains taxation with that of the federal system resulted in transactions initially scheduled for 2025 and 2026 being brought forward to 2024.

(3) In 2024-2025 and 2025-2026, the growth in revenue from corporate taxes is due, in particular, to the harmonization of capital gains taxation with that of the federal system, which caused transactions initially scheduled for 2025 and 2026 to be brought forward to 2024, and the change in the net operating surplus of corporations, from 0.4% in 2024 to −1.1% in 2025, linked to the trade dispute triggered by the United States.

(4) In 2024-2025, the growth in revenue from the school property tax reflects the impact of the additional contribution of nearly $150 million per year from the Québec government to limit the increase in school taxes to an average of 3% for 2024-2025. In 2025-2026 and 2026-2027, the increase is influenced by changes in the amount for financing local needs, which considers the projected growth in student population and in the cost of services funded by the school property tax.

(5) In 2024-2025, the increase in consumption taxes is due to the 3.7% increase in household consumption in 2024, the effect of which is offset by higher input tax refunds.

(6) In 2026-2027, growth in revenue from duties, permits and royalties is due, in particular, to the increase in revenue from natural resources and revenue from the auction of GHG emission allowances.

(7) In 2024-2025, the growth in miscellaneous revenue is due to the amounts the Québec government will receive to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors, to the increase in the investment income of the Generations Fund and to the increase in miscellaneous revenue from non-budget-funded bodies, special funds and bodies in the education and higher education networks.

(8) In 2025-2026, the change in miscellaneous revenue is due, in particular, to the non-recurrence of a significant portion of the amounts the Québec government will receive in 2024-2025 to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors.

Québec's Financial Situation	F.33

In 2024-2025, revenue from corporate taxes stands at $13.0 billion, an increase of 13.9% compared to 2023-2024. It will stand at $12.5 billion in 2025-2026 and $13.0 billion in 2026-2027, a change of −3.8% and 3.8%, respectively.

The change in corporate tax revenue reflects in particular:

- the expected change in the net operating surplus of corporations, which stands at 0.4% in 2024, −1.1% in 2025 and 3.4% in 202613 and reflects the trade dispute triggered by the United States;

- the effect of harmonization with certain measures proposed in the April 2024 federal budget, in particular, the increase in the capital gains inclusion rate;

- the effect of harmonization with the extension of accelerated depreciation measures announced in the federal government's 2024 Fall Economic Statement.

In 2024-2025, revenue from the school property tax stands at $1.2 billion, an increase of 2.6% compared to 2023-2024. It will reach $1.3 billion in 2025-2026 and $1.5 billion in 2026-2027, growing by 14.1% and 10.1%, respectively.

- This increase is influenced by changes in the amount for financing local needs, which considers the projected growth in student population and in the cost of services funded by the school property tax.

- It also reflects the impact of the additional contribution of nearly $150 million per year from the Québec government to limit the increase in school taxes to 3% on average for 2024-2025.

In 2024-2025, consumption tax revenue totals $28.0 billion, an increase of 3.3% compared to 2023-2024. It will stand at $28.9 billion in 2025-2026 and $29.9 billion in 2026-2027, an increase of 3.4% and 3.5%, respectively.

The change in consumption tax revenue reflects, in particular:

- the increase in household consumption,14 which stands at 3.7% in 2024, 4.0% in 2025 and 3.2% in 2026;

- the growth in residential construction investment, which stands at 5.6% in 2024, 8.0% in 2025 and 3.6% in 2026;

- the harmonization of the tax rate on insurance premiums and that of the QST starting on January 1, 2027, announced in Budget 2025-2026;

- the two increases in the specific tax on tobacco products, effective March 13, 2024 and January 6, 2025, announced in Budget 2024-2025.15

________________________________

13 The change in corporate tax revenue also reflects export growth, which stands at 4.1% in 2024, 2.7% in 2025 and 3.5% in 2026.

14 Household consumption excluding food expenditures and shelter.

15 These two increases in the specific tax on tobacco products will generate additional revenue of $40 million in 2024-2025 and $65 million in 2025-2026.

F.34	Budget 2025-2026 Budget Plan

❏ Other revenue

Revenue from duties, permits and royalties amounts to $5.9 billion in 2024-2025, an increase of 0.5% compared to 2023-2024. It will stand at $6.2 billion in 2025-2026 and $6.8 billion in 2026-2027, an increase of 5.1% and 9.9%, respectively.

- The change in revenue from duties, permits and royalties is due to the change in revenue from natural resources and from the auction of GHG emission allowances.

- It is also due to the effect of capping the indexation of government rates at 3% as of January 1, 2023, for a period of four years, from 2023 to 2026. This cap concerns, in particular, driving licences and vehicle registration fees.

Miscellaneous revenue stands at $16.7 billion in 2024-2025, an increase of 23.4% compared to 2023-2024. It will reach $15.3 billion in 2025-2026 and $16.0 billion in 2026-2027, a change of −8.2% and 4.9%, respectively.

The change in miscellaneous revenue reflects, in particular:

- the effect of amounts that the Québec government expects to receive to offset smoking-related health care costs under the plan of arrangement between the tobacco companies and their creditors;

- the change in investment income of the Generations Fund;

- the anticipated revenue of special funds, non-budget-funded bodies, and bodies in the education and higher education networks;

- For example, the growth in the revenue of the higher education network is influenced by, among other things, the change in clientele.

- the effect of capping the indexation of government rates at 3% until 2026.

Québec's Financial Situation	F.35

2.1.2 Revenue from government enterprises

Government enterprises consist of public corporations that play a commercial role, have managerial autonomy and are financially self-sufficient. Revenue from government enterprises corresponds in large part to the net earnings of these enterprises.

This revenue stands at $5.4 billion in 2024-2025, an increase of 3.1%, $5.3 billion in 2025-2026, a decrease of 2.6%, and $7.0 billion in 2026-2027, an increase of 33.7%.

TABLE F.14

Change in revenue from government enterprises (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Hydro-Québec	2 150	1 905	3 562
Loto-Québec	1 514	1 517	1 578
Société des alcools du Québec	1 394	1 419	1 420
Investissement Québec	194	268	324
Société québécoise du cannabis(2)	120	126	146
Other(3)	34	33	12
TOTAL	5 406	5 268	7 042
% change	3.1	−2.6	33.7	10.3

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) Revenue is allocated to the Fund to Combat Addiction.

(3) The other government enterprises are the Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole, the Société du parc industriel et portuaire de Bécancour and the Fonds d'investissement Eurêka.

The 3.1% growth in 2024-2025 is largely due to the increase in Hydro-Québec's results, stemming, in particular, from an increase in its sales in Québec.

The 2.6% decrease in 2025-2026 is mainly due to the decline in Hydro-Québec's results, due to the drop in its exports resulting from low runoff.

The 33.7% growth in 2026-2027 is mainly due to the increase in Hydro-Québec's results, due to higher export volumes with the commissioning of infrastructure related to two major export contracts with the United States.

F.36	Budget 2025-2026 Budget Plan

2.1.3 Federal transfers

Revenue from federal transfers consists of federal government revenue paid to Québec under the Federal-Provincial Fiscal Arrangements Act, to which is added revenue from other programs under bilateral agreements.

It includes mainly equalization and revenue from the Canada Health Transfer (CHT) and from the Canada Social Transfer (CST).

Revenue from federal transfers is expected to decline by 0.8% in 2024-2025, and by 0.1% in 2025-2026. This decrease in 2024-2025 is due, among other things, to a decline in equalization resulting from changes made by the federal government to the program in its 2023 budget. The decrease in 2025-2026 is due to the non-recurrence of certain revenues, such as the reimbursement of Québec's costs related to the welcoming of asylum seekers, announced in June 2024.

TABLE F.15

Change in federal transfers (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	2027-2028	2028-2029	2029-2030	AAGR(1)
Equalization	13 316	13 567	14 299	15 033	15 411	15 925
% change	−5.1	1.9	5.4	5.1	2.5	3.3	3.6
Health transfers	8 425	8 942	9 259	9 396	9 540	9 739
% change	−3.3	6.1	3.5	1.5	1.5	2.1	2.9
Transfers for post-secondary education and other social programs	1 350	1 330	1 332	1 329	1 326	1 317
% change	−7.0	−1.5	0.2	−0.2	−0.2	−0.7	−0.5
Other programs	7 545	6 771	7 472	7 313	6 833	6 122
% change	13.1	−10.3	10.4	−2.1	−6.6	−10.4	−4.1
TOTAL	30 636	30 610	32 362	33 071	33 110	33 103
% change	−0.8	−0.1	5.7	2.2	0.1	0.0	1.6
(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2025-2026 to 2029-2030.

Québec's Financial Situation	F.37

❏ Federal transfers will have weak growth over the next five years

Weak growth in federal transfers is expected between now and 2029-2030. An average annual growth rate of 1.6% over five years, from 2025-2026 to 2029-2030, is anticipated. This contrasts with an average annual growth rate of 5.2% for the past 10 years, from 2015-2016 to 2024-2025.

This also contrasts with the average annual growth rate of 3.9% of Canada's nominal GDP projected from 2025 to 2029, which typically serves as a reliable indicator of government revenue growth.

This weak growth in Québec's revenue from federal transfers is explained, in particular, by:

- an insufficient increase in the CHT and CST;16

- a decrease in Québec's demographic weight, as the vast majority of transfers to the provinces, notably the CHT, are distributed on a per capita basis;

- one-time payments and time-limited agreements.

As a result, Québec's revenue from federal transfers as a percentage of its total revenue, which stood at 21.6% in 2019-2020, is expected to decline to 19.6% in 2025-2026, and only 18.3% in 2029-2030.

CHART F.3 Share of federal transfers as a percentage of Québec's total revenue
(per cent)

Source: Ministère des Finances du Québec.

________________________________

16 The CST envelope for Canada, which aims to support post-secondary education, has been limited to an increase of 3% per year since 2008-2009.

F.38	Budget 2025-2026 Budget Plan

❏ Québec's requests to the federal government

Québec considers that the federal government must immediately increase its funding to the provinces, in three key areas: infrastructure, workforce development and health care. In addition, it is important that this funding takes the form of unconditional transfers.

The federal government's most recent large-scale infrastructure funding plan dates back to 2016, and the funds available to Québec under the subsequent Integrated Bilateral Agreement had all been allocated as at March 2023. The federal government must make a greater contribution to funding infrastructure in the provinces by rapidly announcing a new long-term infrastructure plan.

In 2024-2025, the federal government reduced funding to the provinces under transfer agreements tied to the labour market. In the current environment, marked by economic uncertainty and an increase in unemployment, this funding must be restored quickly.

Québec is also asking for a larger increase in the CHT. The amounts for health care announced by the federal government in February 2023 are clearly insufficient. The CHT's share in provincial and territorial health spending will stand at 21.3% in 2025-2026, whereas it was at 23.2% in 2016-2017. More importantly, this share will decline as of 2028-2029, because the CHT's minimum annual increase will fall from 5% to 3% as of 2028-2029 compared to its current level.

Lastly, Québec is demanding an unconditional opt-out with full financial compensation from the Canadian Dental Care Plan and the first phase of the Canadian pharmacare program announced in the April 2024 federal budget.

CHART F.4 Share of the Canada Health Transfer in provincial and territorial health expenditures - 2004-2005 to 2039-2040
(per cent)

Sources: Canadian Institute for Health Information, Conference Board of Canada, Department of Finance Canada and Ministère des Finances du Québec.

Québec's Financial Situation	F.39

2.2 Change in expenditure

Expenditure consists, on the one hand, of portfolio expenditures tied to the delivery of public services, which are influenced by demographics, wage increases and inflation and, on the other hand, debt service, which is mainly driven by the level of debt and interest rates.

Expenditure totalled $163.3 billion in 2024-2025, or $153.4 billion in portfolio expenditures and $9.9 billion in debt service.

- They will stand at $165.8 billion in 2025-2026 and $170.3 billion in 2026-2027.

In 2024-2025, portfolio expenditures grew by 8.4%, due to the initiatives announced in March 2024 and November 2024, the increase in the cost of services in the education sector and the costs tied to the delivery of health care and social services, and the lag in the pace of infrastructure realization. This growth is also explained by one-off factors, including unrealized remuneration expenditures due to the strike by school staff in 2023-2024 and the floods caused by post-tropical storm Debby.

In 2025-2026, portfolio expenditures will grow by 1.8% due, in particular, to the non-recurrence of 2024-2025 expenditures in 2025-2026.17 Excluding these elements, growth in expenditures would stand at 3.0% in 2025-2026.

In 2026-2027, growth in portfolio expenditures, which will stand at 2.4%, reflects the anticipated increase in costs tied to the delivery of government services and the increase in infrastructure investments.

Debt service represents approximately 6% of the government's overall expenditure.

- The −1.3% change in debt service in 2024-2025 is due, in particular, to the non-recurrence of losses on the disposal of assets recorded in 2023-2024 as part of the investment activities of the Sinking Fund for Government Borrowing.

From 2024-2025 to 2026-2027, annual growth in expenditure will average 4.0%.

TABLE F.16

Change in expenditure (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Portfolio expenditures	153 406	156 102	159 911
% change	8.4	1.8	2.4	4.1
Debt service	9 853	9 670	10 402
% change	−1.3	−1.9	7.6	1.4
TOTAL	163 259	165 772	170 313
% change	7.7	1.5	2.7	4.0
(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

________________________________

17 Expenditures from 2024-2025, not recurring in 2025-2026, are presented on page F.43.

F.40	Budget 2025-2026 Budget Plan

2.2.1 Portfolio expenditures

To achieve its objectives and carry out its activities, the government sets up programs that are administered by government entities, including departments and bodies. The set of entities under the responsibility of a minister constitutes a portfolio.

TABLE F.17

Change in expenditure by portfolio (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Santé et Services sociaux	63 596	65 527	66 810
% change(2)	4.3	3.0	2.0	3.1
Éducation	23 016	23 517	23 996
% change(3)	14.7	2.2	2.0	6.2
Enseignement supérieur	11 081	11 311	11 275
% change(4)	5.8	2.1	−0.3	2.5
Famille	8 684	9 308	9 389
% change(5)	−2.6	7.2	0.9	1.7
Transports et Mobilité durable	7 571	7 308	8 415
% change(6)	13.0	−3.5	15.1	7.9
Emploi et Solidarité sociale	5 796	5 804	5 536
% change(7)	1.2	0.1	−4.6	−1.1
Affaires municipales et Habitation	5 146	5 623	5 290
% change(8)	4.7	9.3	−5.9	2.5
Économie, Innovation et Énergie	4 858	4 521	4 522
% change(9)	26.8	−6.9	0.0	5.7
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 435	2 436	2 743
% change(10)	0.2	0.0	12.6	4.1
Other portfolios	21 223	21 347	21 935
% change(11)	21.3	0.6	2.8	7.8
Reallocation of expenditures during the fiscal year	-	−600	-
TOTAL	153 406	156 102	159 911
% change	8.4	1.8	2.4	4.1

Québec's Financial Situation	F.41

TABLE F.17

Change in expenditure by portfolio (cont.)

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) The portfolio growth reflects the expected rise in costs tied to the delivery of health care and social services. As of 2025-2026, growth will gradually be mitigated by the phasing out of the use of independent labour and by the anticipated efficiency gains of Santé Québec.

(3) In 2024-2025, the growth is mainly due to the increase in clientele, additional classroom support staff, Budget 2024-2025 initiatives, and the postponement of certain expenditures from 2023-2024 to 2024-2025, in particular for the Offensive formation en construction. This growth is combined with unrealized remuneration expenditures due to the strike by school staff in 2023-2024. Excluding the impact of the school staff strike, growth would be 11.1%. In 2025-2026, growth is mitigated by the end, in 2024-2025, of one-time investments for the catch-up plan for students and the Offensive formation en construction.

(4) In 2024-2025 and 2025-2026, growth is tied to the one-time increase in infrastructure investment in 2024-2025. In 2026-2027, the change is due to the end of Opération main-d'œuvre funding, in particular the phasing out of the Perspective Québec scholarship program.

(5) In 2024-2025 and 2025-2026, the changes are tied to advance payments in 2023-2024 for the purpose of funding subsidized educational childcare services, and for funding new subsidized childcare spaces as part of the measures of the action plan for completing the educational childcare services network. Excluding these advance payments, the growth in expenditures would be 3.9% in 2024-2025 and 3.8% in 2025-2026. In 2026-2027, the growth reflects the pace of creating spaces in educational childcare services and the low growth in the cost of the Family Allowance stemming from a modest indexation and the decrease in recipients.

(6) The changes in expenditures in 2024-2025 and 2025-2026 are tied to the impact of the accounting change to take into account, in 2024-2025, work already done by public transit authorities. In 2026-2027, the growth is mainly due to increased investment in public and active transit assistance programs.

(7) In 2024-2025, the growth is mainly due to the end of increases by the federal government tied to enhanced business assistance programs financed by the Labour Market Development Fund. In 2025-2026 and 2026-2027, the changes are explained in particular by the anticipated decline in the clientele of social assistance programs, the phasing out of Opération main-d'œuvre and, in 2026-2027, the non-renewal of one-off initiatives from 2025-2026, including the assistance program for Ukrainians, as well as the elimination of the tax shield.

(8) The increases are mainly due to the planned sequence for building units under the Québec affordable housing program and the AccèsLogis program.

(9) In 2024-2025, the growth is due, in particular, to the increase in financial interventions and the change related to sustainable losses in value and adjusted provisions for losses of the Economic Development Fund, and the rise in the cost of tax credits for the development of e-business, and for investment and innovation. In 2025-2026, the change is explained in particular by the effect of the change related to sustainable losses in value and adjusted provisions for losses of the Economic Development Fund in 2024-2025. This decline is mitigated by the amounts earmarked to provide transitional assistance to businesses affected by the U.S. tariffs, and to promote the completion of business projects. Excluding the effect of the change related to sustainable losses in value and adjusted provisions for losses of the Economic Development Fund in 2024-2025, portfolio expenditures would be up 4.1%. In 2026-2027, the stagnation of expenditures is linked, in particular, to measures stemming from the review of tax expenditures, including the abolition of the tax credit for businesses to foster the retention of experienced workers and the adjustment of the tax credits supporting jobs in the information technology sector.

(10) In 2024-2025, the growth is due, in particular, to the adjustment in expenditures under the 2024-2029 Implementation Plan of the 2030 Plan for a Green Economy following the decrease in revenue from the carbon market paid into the Electrification and Climate Change Fund. In 2025-2026, the funding increase for public transit from the Electrification and Climate Change Fund is accounted for in the Transports et Mobilité durable portfolio. If this funding were accounted for in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio, the portfolio growth in 2025-2026 would be 7.4%. In 2026-2027, the growth is due, in particular, to intensified efforts to fight climate change, particularly in the industrial and buildings sectors, driven by an expected increase in revenue from the carbon market.

(11) In 2024-2025, the growth is mainly due to the effect of the Contingency Fund, as well as the cost of responding to the impact of flooding in the summer of 2024. In 2025-2026, the growth in other portfolios is affected, in particular, by the impact of the measures related to the review of expenditures.

F.42	Budget 2025-2026 Budget Plan

Impact of non-recurring elements on the growth in portfolio expenditures

Portfolio expenditures change generally based on the changing needs of the Québec population and on the implementation of government initiatives and strategies. The stable and predictable change in portfolio expenditures can, however, be affected by one-off amounts that have significant effects on growth.

In 2024-2025, the government recorded non-recurring elements worth $1 882 million due, in particular, to the impact of the accounting change to take into account work already done by public transit authorities, due to the change related to sustainable losses in value and adjusted provisions for losses of the Economic Development Fund, and to take into consideration the impact of post-tropical storm Debby. Excluding these elements, growth in expenditures would stand at 3.0% in 2025-2026 instead of 1.8%.

(millions of dollars)
	2024- 2025	Non-recurring elements		Provision transfer(1)	2024-2025 comparable to 2025-2026	2025- 2026	% change
Santé et Services sociaux	63 596	-		−12	63 584	65 527	3.1
Éducation	23 016	−436	(2)	−142	22 438	23 517	4.8
Enseignement supérieur	11 081	-		−24	11 057	11 311	2.3
Famille	8 684	285	(3)	-	8 969	9 308	3.8
Transports et Mobilité durable	7 571	−1 000	(4)	-	6 571	7 308	11.2
Emploi et Solidarité sociale	5 796	-		−65	5 731	5 804	1.3
Affaires municipales et Habitation	5 146	-		-	5 146	5 623	9.3
Économie, Innovation et Énergie	4 858	−515	(5)	-	4 343	4 521	4.1
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 435	-		-	2 435	2 436	0.0
Other portfolios	21 223	−216	(6)	242	21 249	21 347	0.5
Reallocation of expenditures during the fiscal year	-	-		-	-	−600
TOTAL	153 406	−1 882		-	151 524	156 102	3.0

(1) Expenditures funded by a provision in another portfolio, namely the provision for activities supporting integration, the provision for francization of immigrants or the provision for initiatives concerning revenues of and fraud against the state.

(2) Measures to help students experiencing difficulties going back into the classroom and concerning the Offensive formation en construction.

(3) Advance payment in 2023-2024 to fund subsidized educational childcare services.

(4) Impact of the accounting change to take into account work already done as at March 31, 2024 by public transit authorities.

(5) Effect of the change related to sustainable losses in value and adjusted provisions for losses of the Economic Development Fund.

(6) Impact of the passage of post-tropical storm Debby, overruns at SOPFEU for putting out forest fires in summer 2024, additional expenditures due to the fire at the Olympic Park on March 21, 2024, and rolling out new cell sites.

Québec's Financial Situation	F.43

❏ Santé et Services sociaux

The expenditures of the Santé et Services sociaux portfolio primarily cover the activities of Santé Québec, which coordinates the operations of the health and social services network as well as programs administered by the Régie de l'assurance maladie du Québec. They also cover the activities of other government bodies involved in health and social services, such as Héma-Québec.

These expenditures are influenced by changing demographics and the aging of the population, the remuneration of health care facility staff and the introduction of new technologies and new medications.

From 2024-2025 to 2026-2027, the portfolio growth reflects the expected rise in costs tied to the delivery of health care and social services. As of 2025-2026, growth will gradually be mitigated by the phasing out of the use of independent labour and by the anticipated efficiency gains of Santé Québec.

❏ Éducation

The expenditures of the Éducation portfolio are primarily devoted to the activities of preschool, primary and secondary education institutions. This portfolio also includes programs to promote recreation and sports, and to manage national parks.

In general, this portfolio's expenditures vary according to the change in the clienteles and the remuneration of the personnel of the school service centres and school boards.

In 2024-2025, the 14.7% growth in expenditures is mainly due to the increase in clientele, additional classroom support staff, Budget 2024-2025 initiatives, and the postponement of certain expenditures from 2023-2024 to 2024-2025, in particular for the Offensive formation en construction. This growth is combined with unrealized remuneration expenditures due to the strike by school staff in 2023-2024. Excluding the impact of the school staff strike, growth would be 11.1%.

In 2025-2026, the 2.2% growth in expenditures is due to costs tied to the delivery of services and Budget 2025-2026 investments, offset by the end, in 2024-2025, of one-time investments for the catch-up plan for students and the Offensive formation en construction.

The 2.0% growth in expenditures in 2026-2027 will cover the costs related to changes in the clientele.

F.44	Budget 2025-2026 Budget Plan

❏ Enseignement supérieur

The expenditures of the Enseignement supérieur portfolio are mainly devoted to the activities of educational institutions at the college and university levels. This portfolio also includes student financial assistance. In general, this portfolio's expenditures vary according to changes in the clientele and in the remuneration of college and university network personnel as well as changes to infrastructure investments for chartered universities.

In 2024-2025 and 2025-2026, the changes in expenditures of 5.8% and 2.1%, respectively, are tied to the one-time increase in infrastructure investment in 2024-2025.

In 2026-2027, the −0.3% change in expenditures is due to the end of Opération main-d'œuvre funding, in particular the phasing out of the Perspective Québec scholarship program as of 2025-2026.

❏ Famille

The expenditures of the Famille portfolio primarily include funding for educational childcare services and financial assistance for families.

In 2024-2025 and 2025-2026, the changes in expenditures of −2.6% and 7.2% are tied to advance payments in 2023-2024 for the purpose of funding subsidized educational childcare services, and for funding new subsidized childcare spaces as part of the measures of the action plan for completing the educational childcare services network.

The 0.9% growth in expenditures in 2026-2027 reflects the pace of creating spaces in educational childcare services and the low growth in the cost of the Family Allowance stemming from a modest indexation and the decrease in recipients.

❏ Transports et Mobilité durable

The expenditures of the Transports et Mobilité durable portfolio primarily include the construction, maintenance and operation of road infrastructure as well as the funding of public transit services. They also include the management of the government's rolling stock, air fleet and ferry services.

The changes in expenditures of 13.0% in 2024-2025 and −3.5% in 2025-2026 are tied to the impact of the accounting change to take into account, in 2024-2025, work already done by public transit authorities.

In 2026-2027, the 15.1% growth in expenditures is mainly due to increased investment in public and active transit assistance programs.

Québec's Financial Situation	F.45

❏ Emploi et Solidarité sociale

The expenditures of the Emploi et Solidarité sociale portfolio mainly include financial assistance programs for individuals, including last-resort financial assistance, and employment assistance programs. They also include the activities of Services Québec, the Registrar of Civil Status and the Registraire des entreprises, as well as the administration of the Québec Parental Insurance Plan.

In 2024-2025, the 1.2% growth in expenditures is mainly due to the end of increases by the federal government tied to enhanced business assistance programs financed by the Labour Market Development Fund.

In 2025-2026 and 2026-2027, the changes in expenditures of 0.1% and −4.6%, respectively, are explained in particular by the anticipated decline in the clientele of social assistance programs, the phasing out of Opération main-d'œuvre and, in 2026-2027, the non-renewal of one-off initiatives from 2025-2026, including the assistance program for Ukrainians, as well as the elimination of the tax shield.

❏ Affaires municipales et Habitation

The expenditures of the Affaires municipales et Habitation portfolio primarily consist of financial support for municipalities, particularly for infrastructure, social housing and compensations in lieu of taxes, as well as regional and metropolitan development measures.

In 2024-2025, the 4.7% growth in expenditures reflects funding for the Société d'habitation du Québec's activities and is due, in particular, to increased deliveries under the affordable housing program and to measures announced in March 2024.

In 2025-2026 and 2026-2027, the changes in expenditures of 9.3% and −5.9% are due to the planned sequence for building the units under the AccèsLogis Québec Program, those under the Québec affordable housing program, those in partnership with tax-advantaged funds, and the renovation of social housing.

F.46	Budget 2025-2026 Budget Plan

❏ Économie, Innovation et Énergie

The expenditures of the Économie, Innovation et Énergie portfolio are mainly allocated to funding economic development projects and support for research, innovation and development of energy resources.

In 2024-2025, the 26.8% growth in expenditures is due, in particular, to the increase in financial interventions and the change related to sustainable losses in value and adjusted provisions for losses of the Economic Development Fund, and the rise in the cost of tax credits for the development of e-business, and for investment and innovation.

In 2025-2026, the −6.9% change is notably explained by the effect of the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund in 2024-2025. This decline is mitigated by the amounts earmarked to provide transitional assistance to businesses affected by the U.S. tariffs, and to promote the completion of business projects. Excluding the effect of the change related to sustainable losses in value and the adjusted provisions for losses of the Economic Development Fund in 2024-2025, portfolio expenditures would be up 4.1%.

The stagnation of expenditures in 2026-2027 is linked, in particular, to measures stemming from the review of tax expenditures, including the abolition of the tax credit for businesses to foster the retention of experienced workers and the adjustment of the tax credits supporting jobs in the information technology sector.

❏ Environnement, Lutte contre les changements climatiques, Faune et Parcs

The expenditures of the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio are primarily directed at funding measures to combat climate change, protect the environment and preserve biodiversity. These expenditures also include the operation of public dams, land management of the state's water domain and conservation of wildlife resources and habitats.

In 2024-2025, the increase of 0.2% is due, in particular, to the adjustment in expenditures under the 2024-2029 Implementation Plan of the 2030 Plan for a Green Economy following the decrease in revenue from the carbon market paid into the Electrification and Climate Change Fund.

The funding increase for public transit from the Electrification and Climate Change Fund is accounted for in the Transports et Mobilité durable portfolio. If this funding were accounted for in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio, the portfolio growth in 2025-2026 would be 7.4% instead of a stagnation of expenditures.

In 2026-2027, the 12.6% growth in expenditures is due, in particular, to intensified efforts to fight climate change, particularly in the industrial and buildings sectors, driven by an expected increase in revenue from the carbon market.

Québec's Financial Situation	F.47

❏ Other portfolios

The expenditures in the other portfolios include expenditures in all other portfolios, which include, in particular, programs in the culture, immigration, tourism and natural resources sectors, as well as the activities of the judicial system, public security, international relations, the legislative branch and central agencies.

In 2024-2025, the 21.3% growth in expenditures is mainly due to the effect of the Contingency Fund, as well as the cost of responding to the impact of flooding in the summer of 2024.

- In particular, the Contingency Fund is intended to cover unforeseen expenditures that may arise in government programs. Since the 2023-2024 year is over, there is no Contingency Fund reserve for unforeseen expenditures in 2023-2024, inducing this growth for 2024-2025.

In 2025-2026, the growth in other portfolios is affected, in particular, by the impact of the measures related to the review of expenditures.

❏ Reallocation of expenditures during the fiscal year

Responsible spending management gives the government the leeway it needs to invest in priority sectors. By rigorously monitoring the budgetary envelopes allocated to departments and bodies, the government promotes compliance with the objectives set and allows budgetary resources of approximately 1% of program expenditures to be made available and reallocated during the fiscal year.

Based on the reinvestments observed in recent years, Budget 2025-2026 provides for a reallocation of $600 million in government expenditures for fiscal 2025-2026.

F.48	Budget 2025-2026 Budget Plan

2.2.2 Debt service

Debt service consists of interest on the direct debt as well as interest on the liability for the retirement plans and other future benefits of public and parapublic sector employees.

Debt service changes primarily according to the level of debt, interest rates and the return on the Retirement Plans Sinking Fund (RPSF). It will stand at $9.9 billion in 2024-2025, $9.7 billion in 2025-2026, and $10.4 billion in 2026-2027, representing changes of −1.3%, −1.9% and 7.6%, respectively.

In 2024-2025, 2025-2026 and 2026-2027, interest on the direct debt will change by −1.3%, 4.7% and 9.6%, respectively, owing, in particular, to the increase in the debt level and the anticipated change in interest rates.

- The 1.3% decrease in 2024-2025 is due, in particular, to the non-recurrence of losses on the disposal of assets recorded in 2023-2024 as part of the investment activities of the Sinking Fund for Government Borrowing.

Interest on the liability for the retirement plans and other employee future benefits is decreasing due to the increase in the investment income of the RPSF, which is deducted from debt service. It will reduce debt service as of 2025-2026.

TABLE F.18

Change in debt service (millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Interest on direct debt(2)	9 730	10 183	11 163
% change	−1.3	4.7	9.6
Interest on the liability for retirement plans and other employee future benefits(3)	123	−513	−761
TOTAL	9 853	9 670	10 402
% change	−1.3	−1.9	7.6	1.4

(1) Average annual growth, or geometric mean, from 2024-2025 to 2026-2027.

(2) Interest on the direct debt includes the income of the Sinking Fund for Government Borrowing. This income, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to the change in interest rates and market behaviour.

(3) This corresponds to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly the investment income of the Retirement Plans Sinking Fund (RPSF).

Québec's Financial Situation	F.49

3. AN $11-BILLION INCREASE IN INFRASTRUCTURE INVESTMENTS OVER THREE YEARS

Public infrastructure investments help support the delivery of quality public services. They also help stimulate the economy and increase Québec's long-term economic potential. In the current environment, marked by economic uncertainty, the government is announcing an $11.0-billion increase in public infrastructure investments over three years, from 2025-2026 to 2027-2028.

- Over 10 years, the 2025-2035 Québec Infrastructure Plan (QIP) will thus total $164 billion,18 an increase of $11 billion or 7%.

Over the past seven years, the QIP has been increased each year, going from $100.4 billion in March 2018 to $164.0 billion in March 2025. This increase of more than 60% was necessary, given the importance of providing Québec with modern infrastructure and investing more in maintaining the building inventory.19

The 2025-2035 QIP allocates considerable sums to health and social services, education, higher education and transportation.20 It also includes major investments in social housing.

CHART F.5 Change in the Québec Infrastructure Plan
(billions of dollars)

Source: Secrétariat du Conseil du trésor.

________________________________

18 The 2024-2034 QIP, announced in the March 2024 budget, stood at $153.0 billion.

19 The asset maintenance deficit is estimated at $40.2 billion in March 2025.

20 The 2025-2035 Québec Infrastructure Plan published by the Secrétariat du Conseil du trésor provides, in particular, detailed information on public infrastructure investments planned in all government sectors.

Québec's Financial Situation	F.51

❏ Average annual investments will reach over $19 billion over the next three years

Numerous projects throughout Québec are in progress. To ensure that they can be completed rapidly and to stimulate the economy, the government will invest over $19 billion annually, on average, in public infrastructure over the next three years.

Investments are expected to be lower as of 2028-2029. The level of investment could be maintained if the federal government announces a new long-term infrastructure plan.

CHART F.6 Annual investments in the 2025-2035 Québec Infrastructure Plan
(billions of dollars)

Note: Totals may not add due to rounding. Source: Secrétariat du Conseil du trésor.

In addition, Hydro-Québec will make a significant contribution to Québec's economic growth with the progressive completion of its Action Plan 2035 - Towards a Decarbonized and Prosperous Québec.

- This plan will require capital investments of between $135 billion and $160 billion over the 2024-2035 period.

F.52	Budget 2025-2026 Budget Plan

A new long-term federal infrastructure plan is needed

The federal government's last large-scale infrastructure funding plan dates back to 2016, and the funds available to Québec under the subsequent Integrated Bilateral Agreement were all allocated as at March 2023.[1]

- In 2021, the federal government promised the creation of a permanent Canada-wide public transit fund of $3 billion per year starting in 2026-2027, but no agreement has been reached to ensure that Québec will receive its fair share. This is also the case for the Canada Housing Infrastructure Fund, whose creation was announced by the federal government in its April 2024 budget.

The federal government must make a greater contribution to funding infrastructure in the provinces and territories by rapidly announcing a new long-term infrastructure plan.

Given the federal government's strong financial capacity, and the significance of public infrastructure investments in increasing the economic potential of Québec and Canada, Québec expects increased contributions from the federal government. Over the past nine years, from 2015-2016 to 2023-2024, the federal government's contribution to Québec investments has averaged only 11% per year.[2]

A new approach is therefore needed. As with the Canada Health Transfer (CHT) and the Canada Social Transfer (CST), this increase in federal infrastructure funding should take the form of a permanent block transfer, replacing administrative agreements. In particular, this type of transfer would eliminate delays in deploying federal investments to support the priorities of provinces and territories, while ensuring that they get their fair share of planned investments.

Lastly, the federal government must honour its commitment to fund 40% of the extension of the Montréal metro blue line and 40% of the Ville de Québec tramway, with the total cost of each project estimated at $7.6 billion. The federal government's contribution currently stands at 26% for the blue line and 16% for the tramway.

1 Projects funded under this agreement must be finalized by October 31, 2033.

2 This is the federal government's contribution to public infrastructure investments in Québec, including the contribution of partners.

Québec's Financial Situation	F.53

❏ A significant share of the QIP allocated to public infrastructure maintenance

Continued significant investments are vital to public infrastructure maintenance. Some public infrastructure is aging and requires repair work.

A 65% share of 2025-2035 QIP investments will be used for infrastructure maintenance21 New infrastructure will account for 35% of investments.

CHART F.7 2025-2035 Québec Infrastructure Plan by type of investment
(per cent)

Source: Secrétariat du Conseil du trésor.

________________________________

21 This share excludes the central envelope.

F.54	Budget 2025-2026 Budget Plan

❏ Public infrastructure investments in Québec are significant

Public infrastructure investments are a key determinant of productivity. Over the past five years, on a per capita basis, investments in Québec were higher than those in Ontario and the Canadian average.

In 2023, public infrastructure investments in Québec amounted to $2 936 per person, compared to $2 278 per person in Ontario and $2 730 per person in Canada.

This trend is expected to continue given the major investments announced in this budget.

CHART F.8 Changes in infrastructure investments per capita by public administration from 2019 to 2023
(dollars per capita, calendar years)

Note: These are new capital investment expenditures by all public administrations. Source: Statistics Canada.

Québec's Financial Situation	F.55

4. THE PLAN TO RESTORE FISCAL BALANCE

4.1 The importance of restoring fiscal balance

During the period of upheaval caused by the pandemic, the government prioritized funding for its main missions and infrastructure investments to ensure the delivery of public services.

- These investments were necessary to strengthen public services, including in health and education, and to mitigate certain consequences of the pandemic that would have had lasting repercussions for the population.

- The projected deficits proved to be persistent due to the perpetuation of certain services and the recurrence of costs due to high post-pandemic inflation. This inflation, in addition to demographic growth in 2023 and 2024 and labour shortages in public services, continues to put pressure on public finances.

- Public infrastructure investments contribute to the delivery of quality public services. They also help stimulate the economy and increase Québec's long-term economic potential.

The tabling of Budget 2025-2026 comes at a time of great uncertainty. The trade dispute triggered by the United States will moderate economic growth in Québec and North America as a whole. In this context, the government is maintaining its commitment by presenting its plan to restore fiscal balance.

The Balanced Budget Act requires the government to return to a balanced budget by 2029-2030. However, beyond the Act, when large deficits are not eliminated, they limit the government's long-term ability to deliver public services, ensure intergenerational equity and respond to unforeseen shocks such as a pandemic.

- This objective of returning to a balanced budget must, however, be achieved at a pace compatible with the current economic situation.

- By returning to a balanced budget after deposits of dedicated revenues in the Generations Fund in 2029-2030, Québec will put an end to nine consecutive years of deficits.

Québec's Financial Situation	F.57

❏ The benefits of sound management of public finances

The sound management of public finances fosters a climate of confidence conducive to private investment, economic growth and higher productivity. Achieving a balanced budget is essential to the government's debt burden reduction strategy, and to public and investor confidence. It sends a message to individuals and businesses that the tax burden will be stable over time.

By ensuring greater intergenerational equity, reducing the debt burden also guarantees sustainable funding for essential government missions such as health and education, while meeting the challenges of an aging population and climate change.

Moreover, it paves the way for crucial investments in public infrastructure and strengthens Québec's ability to cope with future economic crises. The sound management of public finances provides a solid foundation for collective wealth and sustainable prosperity.

F.58	Budget 2025-2026 Budget Plan

Comparable budgetary challenges in Canadian provinces

Québec is facing the same challenge as the majority of Canadian provinces, which are planning to straighten out their financial situation and thus eliminate their deficits in the medium term.

Québec stands out from the other provinces, however, for its stricter definition of budgetary balance. What's more, it is the only jurisdiction, along with Ontario and Alberta, whose legislation requires the tabling of a plan or a deadline to restore fiscal balance when a deficit is recorded.

Québec plans to bring its budget back into balance by 2029-2030, while the majority of Canadian jurisdictions with deficits have no timeline for restoring fiscal balance. Implementation of the plan to restore fiscal balance is all the more important given that Québec's debt is higher than the other provinces' average debt. Québec is the second most heavily indebted province after Newfoundland and Labrador.

In 2024-2025, most Canadian jurisdictions showed budgetary deficits. On a comparable basis to the budgetary balances of other Canadian jurisdictions, that is, before deposits of dedicated revenues in the Generations Fund, Québec's accounting deficit[1] stood at $8.1 billion in 2024-2025, or 1.3% of GDP.

- This is one of the highest deficits among Canadian provinces, after British Columbia (2.1% of GDP) and Manitoba (1.4% of GDP). These two provinces have lower debt levels than Québec.

In 2024-2025, only Alberta and Nova Scotia recorded budget surpluses of 1.2% and 0.1% of GDP, respectively. However, these provinces are forecasting deficits in 2025-2026.

As in Québec, the budgetary situation in the provinces deteriorated in 2024-2025 compared to 2023-2024, by an average of 0.3 percentage points of GDP.

2024-2025 budgetary balance
(percentage of GDP)

Notes: The provincial average is −0.7% (dotted black line). For Québec, the accounting deficit is comparable to that of other provinces. Chart information reflects data available as at March 5, 2025.

1 Accounting surplus (deficit) refers to the surplus (deficit) from operations as presented in the public accounts.

Québec's Financial Situation	F.59

4.2 The plan to restore fiscal balance

This budget provides for the implementation of a plan to restore fiscal balance, with concrete initiatives aimed at eliminating the deficit. Through these efforts, after deposits of dedicated revenues in the Generations Fund, fiscal balance will be achieved by 2029-2030 at the latest, in accordance with the Balanced Budget Act.

The implementation of the plan to restore fiscal balance is in line with the following fiscal policy directions:

- achieving and maintaining fiscal balance;

- reducing the share of expenditure in the economy to a level similar to its pre-pandemic level;

- maintaining deposits of dedicated revenues in the Generations Fund and a long-term debt reduction objective;

- stimulating economic growth and narrowing the wealth gap with Ontario;

- adequately funding the government's missions;

- continuing to make infrastructure investments.

The government's initiatives under the plan to restore fiscal balance are in line with these policy directions and associated objectives.

F.60	Budget 2025-2026 Budget Plan

4.2.1 The path for restoring fiscal balance

The purpose of the Balanced Budget Act is to balance the government's budget. In particular, the Act provides for the presentation of a plan to restore fiscal balance when the budgetary deficit for a given fiscal year is greater than the revenues recorded in the Generations Fund for that year.

Since the budgetary deficit recorded in the Public Accounts 2022-2023, tabled on December 11, 2023, is $6.1 billion within the meaning of the Act and exceeds the dedicated revenues in the Generations Fund, which amount to $3.1 billion, the government must table, as part of this budget, a plan to restore fiscal balance that meets the following characteristics:

- a maximum period of five years, for a return to a balanced budget by 2029-2030;

- shrinking deficits over the period covered by the financial framework;

- a maximum deficit of $1.5 billion in 2028-2029, corresponding to 25% of the $6.1-billion budgetary deficit recorded in Public Accounts 2022-2023.

CHART F.9 Path for restoring fiscal balance
(billions of dollars)

Note: Budgetary balance within the meaning of the Balanced Budget Act.

Québec's Financial Situation	F.61

4.2.2 Initiatives to restore fiscal balance

In response to budgetary challenges, the government remains committed to implementing concrete initiatives to improve the budgetary balance and comply with the Balanced Budget Act.

The initiatives taken since Budget 2024-2025 and those in the current budget will total nearly $6 billion in 2029-2030, and focus on the following areas:

- review to improve the tax system;

- identification of optimization and efficiency efforts by government enterprises;

- review of budgetary expenditures by government departments and bodies.

As of 2027-2028, the government will use all necessary levers to bridge the remaining gap.

TABLE F.19

Initiatives to restore fiscal balance (millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	Total 6 years
Results of the review to improve the tax system(1)	835	532	850	1 915	2 370	2 594	9 096
Efforts by government enterprises(2)	-	100	200	300	400	400	1 400
Review of budgetary expenditures	-	616	1 268	1 800	2 400	3 000	9 084
IDENTIFIED INITIATIVES	835	1 248	2 318	4 015	5 170	5 994	19 580
Gap to be bridged	-	-	-	1 000	2 500	2 500	6 000

Note: Totals may not add due to rounding.

(1) Amounts made available by the review to improve the tax system have been adjusted to reflect the postponement to January 1, 2026 of the implementation of the harmonization of capital gains taxation with that of the federal system.

(2) These are the measures announced in the Québec Budget Plan - March 2024.

F.62	Budget 2025-2026 Budget Plan

❏ Results of the review to improve the tax system

In Budget 2024-2025, the government announced that it would conduct a rigorous review of existing tax expenditures, covering measures related to personal and corporate income taxes, as well as consumption taxes.22

The review to improve the tax system also provided an opportunity to review taxation measures and fees to ensure that they are effective and equitable and that they meet their underlying socioeconomic objectives.

This review process, which began in the spring of 2024, is expected to improve the efficiency of the Québec tax system and free up amounts of $2.6 billion in 2029-2030.

TABLE F.20

Financial impact of the review to improve the tax system (millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	Total 6 years
Budget 2024-2025
Adjusting certain tax assistance measures for businesses	4	51	213	351	421	496	1 536
Continuing tobacco control efforts	40	65	65	65	65	65	365
Ensuring the fairness and integrity of the tax system	55	100	100	100	100	100	555
Subtotal	99	216	378	516	586	661	2 456
Fall 2024
Optimizing the tax credit for career extension	-	227	223	220	217	214	1 101
Harmonizing capital gains taxation with the federal tax system(1)	736	58	−21	456	656	681	2 564
Subtotal	736	285	202	675	873	895	3 665
Budget 2025-2026
Optimizing tax assistance for businesses	-	-	2	138	230	234	604
Simplifying the tax system	-	27	101	328	338	347	1 141
Updating the tax system	-	−1	112	91	119	161	482
Fostering the funding of public services	-	6	56	166	224	296	748
Subtotal	-	32	271	723	911	1 038	2 974
TOTAL	835	532	850	1 915	2 370	2 594	9 096

Note: Totals may not add due to rounding.

(1) Amounts made available by the review to improve the tax system have been adjusted to reflect the postponement to January 1, 2026 of the implementation of the harmonization of capital gains taxation with that of the federal system.

________________________________

22 For more details, see Section D, "Results of the Review to Improve the Tax System."

Québec's Financial Situation	F.63

❏ Efforts by government enterprises

As part of Budget 2024-2025, the government announced that the main government enterprises-Hydro-Québec, Loto-Québec, Société des alcools du Québec, Investissement Québec and Société québécoise du cannabis-will have to make efforts.

To follow up on this announcement, the enterprises concerned have each produced a plan detailing the initiatives to be taken and the resulting additional benefits, thereby committing themselves to the efforts requested.

Plans from these enterprises include various measures to optimize revenue and rationalize expenditure, including:

- increasing labour productivity;

- optimizing building management;

- reducing communications and marketing expenditures;

- adjusting opening hours.

F.64	Budget 2025-2026 Budget Plan

❏ Review of budgetary expenditures

The review of budgetary expenditures aimed at improving the efficiency of government intervention in the activities of departments and bodies, coordinated by the Secrétariat du Conseil du trésor, has led to the announcement of a reduction in expenditures of $3.0 billion in 2029-2030.23 It identified gains stemming from:

- updates to certain programs;

- the optimization of administrative expenditures and processes;

- the capping of independent labour rates in the health and social services sector;

- the transformation of government operations.

The key efficiency and expenditure optimization measures focus in particular on:

- the optimization of space and rents for government administration;

- the creation of new purchasing groups;

- the disposal of surplus buildings requiring major investments;

- the centralized management of people working in information technology and of technological assets;

- the creation of intelligent call centres.

TABLE F.21

Financial impact of the measures related to the review of budgetary expenditures (millions of dollars)
	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	Total 5 years
Updates to certain programs	115	287	353	405	443	1 603
Optimization of administrative expenditures and processes	124	302	576	996	1 369	3 368
Capping of independent labour rates in the health and social services sector	240	384	580	580	580	2 364
Transformation of government operations	136	295	292	418	609	1 750
TOTAL	616	1 268	1 800	2 400	3 000	9 084

Note: Totals may not add due to rounding.

Source: Secrétariat du Conseil du trésor, Budget de dépenses 2025-2026, volume 1 : Stratégie de gestion des dépenses et renseignements supplémentaires.

________________________________

23 Volume 1 of the Budget de dépenses 2025-2026, entitled Stratégie de gestion des dépenses et renseignements supplémentaires, provides more information on the review of budgetary expenditures.

Québec's Financial Situation	F.65

Ongoing efforts to increase government efficiency

Since 2018-2019, the government has been committed to optimizing public expenditures. It led projects aimed at increasing government performance, focusing, in particular, on improving information technology management, optimizing government procurement and reviewing programs, thereby generating recurring savings of over $2.0 billion by 2022-2023.

As part of the review of budgetary expenditures, all government entities were asked to propose structural changes aimed at innovating and reviewing operations, particularly with regard to administrative services.

The government is continuing this process. In a continued effort to review budgetary expenditures, the government intends to take further action toward transforming the way the government operates. Improved performance is also expected.

❏ Bridging a gap over time

The financial framework provides for a gap to be bridged of $1.0 billion in 2027-2028 and $2.5 billion in 2028-2029 and 2029-2030, or 0.3% of GDP in 2029-2030. As such, after deposits of dedicated revenues in the Generations Fund, balance will be achieved by 2029-2030 at the latest.

The gap could be bridged with an improvement in the economic situation. Even without an improvement, the government has various levers at its disposal:

- it will continue its initiatives aimed at creating more wealth and increasing Québec's economic potential;

- it will continue its representations to the federal government to obtain federal transfers, particularly for health and infrastructure;

- it could benefit from the non-utilization of the contingency reserve;

- it is committed to promoting efficiency and productivity gains in the delivery of public services.

Should these levers fail to bridge the entire gap, further initiatives may be determined once the uncertainty surrounding the trade relationship with the United States has dissipated.

F.66	Budget 2025-2026 Budget Plan

4.3 Ensuring the continuity of services and the sustainability of public finances

Achieving a balanced budget is an essential condition for the long-term sustainability of public finances and for controlling the change in the debt burden.

Trends in the various indicators of public finance sustainability show that the plan to restore fiscal balance will have a favourable impact, enabling us to compare the future situation favourably with that of 2018-2019, that is, before the start of the pandemic.

- The share of revenue as a proportion of GDP will be lower in 2029-2030 (25.1%) than it was in 2018-2019 (26.1%).

- The plan to restore fiscal balance will return expenditure as a proportion of GDP to a level similar to its pre-pandemic level, while the basket of services will have increased.

- Lastly, the initiatives taken as part of the plan to restore fiscal balance will make it possible to keep debt-servicing costs low as a proportion of revenue, and to control changes in the debt burden.

- A low cost of debt servicing as a proportion of revenue provides leeway to better fund public services. Through these initiatives, the proportion of revenues devoted to debt service will remain at historically low levels (6.8%), thus preserving the government's budgetary flexibility.

TABLE F.22

Impact of the plan to restore fiscal balance on indicators of public finance sustainability, viability and budgetary flexibility (per cent)
	2018- 2019	2029-2030			Change compared to 2018-2019
		Without restore plan	With restore plan(1)	Difference
Revenue as a proportion of GDP	26.1	24.7	25.1	0.3	−1.0
Expenditure as a proportion of GDP	24.4	25.3	24.8	−0.5	0.4
Debt-servicing costs as a proportion of revenue	7.7	7.3	6.8	−0.5	−1.0
Net debt as a proportion of GDP	42.9	43.6	39.8	−3.8	−3.1
Notes: Differences may not add due to rounding.
            The grey boxes are those showing a favourable impact on sustainability indicators.
(1) The gap to be bridged is not included in the calculation of ratios of revenue and expenditure as a proportion of GDP.

Québec's Financial Situation	F.67

❏ Share of expenditure and revenue in the economy

The share of government expenditure and revenue in the economy generally follow similar paths.

In 2025-2026, the share of expenditure in the economy stands at 26.3%, exceeding revenue, which amounts to 24.8% of GDP.

- The increase in the share of expenditure in the economy, from 24.4% in 2018-2019 to 26.3% in 2025-2026, results from government investments to fund public services, such as health care and education.

- The decline in the share of revenue in the economy, from 26.1% in 2018-2019 to 24.8% in 2025-2026, is due in particular to the measures implemented by the government to put money back in the wallets of Quebecers.

Due to the perpetuation of certain services and the recurrence of costs due to high post-pandemic inflation, the gap between expenditure and revenue in 2025-2026 proved to be persistent.

This gap will be gradually eliminated to restore fiscal balance and maintain sound public finances over the long term.

- Through the government's initiatives to improve the tax system and review budgetary expenditures, the share of expenditure in the economy will fall to 24.8% in 2029-2030, whereas the share of revenue will rise to 25.1%.

CHART F.10 Share of expenditure and revenue in the economy
(percentage of GDP)

F.68	Budget 2025-2026 Budget Plan

APPENDIX 1: PORTFOLIO EXPENDITURES

TABLE F.23

Portfolio expenditure forecasts

(millions of dollars)
	2024-2025	2025-2026
National Assembly	185	193
Persons appointed by the National Assembly	153	168
Affaires municipales et Habitation	5 146	5 623
Agriculture, Pêcheries et Alimentation	1 628	1 527
Conseil du trésor et Administration gouvernementale	4 486	4 524
Conseil exécutif	597	602
Culture et Communications	1 937	2 083
Cybersécurité et Numérique	385	297
Économie, Innovation et Énergie	4 858	4 521
Éducation	23 016	23 517
Emploi et Solidarité sociale	5 796	5 804
Enseignement supérieur	11 081	11 311
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 435	2 436
Famille	8 684	9 308
Finances	3 745	3 885
Immigration, Francisation et Intégration	514	768
Justice	1 976	2 103
Langue française	72	80
Relations internationales et Francophonie	176	165
Ressources naturelles et Forêts	1 421	1 495
Santé et Services sociaux	63 596	65 527
Sécurité publique	3 072	2 681
Tourisme	645	536
Transports et Mobilité durable	7 571	7 308
Travail	231	240
Reallocation of expenditures during the fiscal year	-	−600
TOTAL	153 406	156 102
Note: Totals may not add due to rounding.

Québec's Financial Situation	F.69

APPENDIX 2: REPORT ON THE APPLICATION OF THE BALANCED BUDGET ACT

❏ Balanced Budget Act

Pursuant to the Balanced Budget Act, the Minister of Finance must report to the National Assembly, in the budget speech, on the achievement of the objectives of the Act and any variance recorded.

The purpose of the Act is to balance the government's budget. To this end, it limits the circumstances that may result in forecasting a budgetary deficit and sets out, in certain cases and with full transparency, a process to restore fiscal balance.

Balanced Budget Act

The Balanced Budget Act was passed by the National Assembly in 1996 and modernized in December 2023. The Act specifies how the budgetary balance is calculated and sets out the applicable rules in the case of an actual or anticipated budgetary deficit.

The Act allows for an estimated budgetary deficit only in certain circumstances and, in such cases, specifies that a report explaining these circumstances must be produced and distributed. These circumstances are:

- a disaster having a major impact on revenue or expenditure;

- a significant deterioration of economic conditions;

- a change in federal programs of transfer payments to the provinces that would substantially reduce transfer payments to the government.

The Act also provides for the presentation of a plan to restore fiscal balance when the budgetary deficit for a given fiscal year is greater than the revenues recorded in the Generations Fund for that year, and it specifies the cases in which such a plan may be replaced.

The plan must present decreasing deficits over a maximum period of five years and anticipate, for the fiscal year preceding the return to a balanced budget, a deficit of 25% or less of the budget deficit referred to in the previous paragraph.

Québec's Financial Situation	F.71

❏ Budgetary balance within the meaning of the Balanced Budget Act

The objectives of the Balanced Budget Act are achieved if the budgetary balance, calculated in accordance with the Act, is zero or positive. Otherwise, the Minister must report on the circumstances causing the anticipated budgetary deficit. Table F.24 shows the components for establishing the budgetary balance within the meaning of the Act.

Balanced budgets within the meaning of the Act were achieved for fiscal years 2016-2017 to 2019-2020. For 2020-2021, 2021-2022 and 2022-2023, the COVID-19 pandemic had a major impact on the government's financial framework. The Balanced Budget Act was amended to suspend the obligation to achieve a balanced budget in those years. However, a balanced budget was achieved in 2020-2021 and 2021-2022 through the use of the stabilization reserve. A plan to offset budget overruns was presented during the 2023-2024 budget speech in accordance with the Balanced Budget Act in effect at that time.

In December 2023, the Act was modernized to make it simpler and more flexible, while keeping it equally binding in terms of the obligation to provide for a balanced budget. The new legislative provisions were applicable when Budget 2024-2025 was tabled, including the deadline for tabling a plan to restore fiscal balance. However, the forecast of a higher deficit than the previous year was warranted by a significant deterioration in economic conditions compared to those prevailing when Budget 2023-2024 was tabled.

The first year of the plan to restore fiscal balance is 2025-2026. Accordingly, the government may forecast a deficit with no limit regarding its level.

CHART F.11 Budgetary balances(1) from 2016-2017 to 2025-2026
(millions of dollars)

(1) Budgetary balance within the meaning of the Balanced Budget Act. Prior to 2023-2024, this balance takes into account allocations to the stabilization reserve and uses of the reserve to maintain a balanced budget.

(2) Use of the stabilization reserve resulted in balanced budgets for 2020-2021 and 2021-2022, and a budget deficit balance of $5 635 million for 2022-2023.

F.72	Budget 2025-2026 Budget Plan

Budgetary balance within the meaning of the Act

The budgetary balance corresponds essentially to the surplus or the deficit presented in the public accounts (surplus or deficit from operations) reduced by the amount of revenues dedicated to the Generations Fund and adjusted to take certain accounting changes into consideration, if applicable. This definition of budgetary balance is more restrictive than in other provinces and reflects the government's determination to reduce the debt and preserve generational fairness.

Before 2023-2024, the Act allowed the stabilization reserve to be taken into account in assessing whether a balanced budget had been achieved. Where the calculated budgetary balance was a deficit, the government used an equivalent amount from the reserve to present a nil budgetary balance and achieve a balanced budget without having to implement an offsetting financial plan. The budgetary balance thus obtained corresponded to the budgetary balance within the meaning of the Act after taking into account the stabilization reserve; however, the stabilization reserve was abolished as of 2023-2024.

❏ The plan to restore fiscal balance

The framework of the plan to restore fiscal balance provided for in the Balanced Budget Act and the trajectory of this plan are presented in subsection 4.2.1.

Québec's Financial Situation	F.73

TABLE F.24

Budgetary balance within the meaning of the Balanced Budget Act (millions of dollars)
Fiscal year	Surplus (deficit) within the meaning of the public accounts(1)	Revenues dedicated to the Generations Fund	Accounting and other changes(2)	Budgetary balance within the meaning of the Act		Stabilization reserve(3)		Budgetary balance within the meaning of the Act after reserve(4)
						Allocations	Uses
2013-2014	−2 259	−1 121	556	−2 824		-	-	−2 824	(5)
2014-2015	−730	−1 279	1 284	−725		-	-	−725	(5)
2015-2016	3 269	−1 453	375	2 191		−2 191	-	-
2016-2017	3 944	−2 001	418	2 361		−2 361	-	-
2017-2018	2 804	−2 293	2 111	2 622		−2 622	-	-
2018-2019	7 675	−3 477	605	4 803		−4 803	-	-
2019-2020	1 845	−2 606	765	4		−4	-	-
2020-2021	−4 378	−3 313	−3 069	−10 760		-	10 760	-
2021-2022	2 567	−3 617	278	−772		-	772	-
2022-2023	−3 126	−3 082	124	−6 084		-	449	−5 635	(6)
2023-2024	−5 994	−2 047	-	−8 041	(7)	n/a	n/a	n/a
2024-2025	−8 078	−2 354	-	−10 432	(8)	n/a	n/a	n/a
2025-2026	−11 430	−2 177	-	−13 607	(7)	n/a	n/a	n/a

(1) The annual surpluses (deficits) were restated to take into account, in particular, the accounting standards respecting transfer payments and asset retirement obligations.

(2) To comply with the Balanced Budget Act, adjustments are made to take into account restatements in the public accounts, including the change in the application of the accounting standard respecting transfer payments and its impact on the accumulated deficit in 2020-2021.

(3) The stabilization reserve was repealed on December 7, 2023.

(4) The budgetary balance within the meaning of the Balanced Budget Act after reserve corresponds to the budgetary balance that takes into account allocations to the stabilization reserve and uses of it in order to maintain a balanced budget or reduce the budgetary deficit.

(5) The budgetary deficits of $2.8 billion and $0.7 billion recorded for 2013-2014 and 2014-2015, respectively, are allowed pursuant to the Balanced Budget Act.

(6) The obligation to achieve a balanced budget was suspended from March 25, 2021 to March 31, 2023.

(7) A plan to restore fiscal balance was tabled in 2023-2024 and 2025-2026.

(8) The higher deficit than the previous year is warranted by a significant deterioration in economic conditions compared to those prevailing when the plan was tabled.

F.74	Budget 2025-2026 Budget Plan

APPENDIX 3: SUPPLEMENTARY INFORMATION

The digital dissemination of content reflects the department's desire to improve messages addressed to the public by using electronic documents that can be viewed on a smartphone, tablet or computer.

The Ministère des Finances is promoting the transition to digital documents. Therefore, certain supplementary budgetary information is presented only on the department's website, including:

- sensitivity analyses, the main risks to Québec's financial position and prudence factors;

- the government's net financial surpluses or requirements;

- Québec's budgetary statistics, which present, in particular, the government's revenue, expenditure and debt on a historical basis.

In addition, the document Processus et documentation budgétaires : une reddition de comptes sur les finances publiques de l'État (in French only) contains information on the budget planning process and financial framework development carried out by the Ministère des Finances and provides budget documents in support of the government's budgetary cycle.

Supplementary information is available on the Ministère des Finances website.
To view this information, visit the Budget 2025-2026 documents page at:

www.finances.gouv.qc.ca/Budget_and_update/budget/

The document Processus et documentation budgétaires : une reddition de comptes sur les finances publiques de l'État (in French only) can be found on the
Budget 2022-2023 page:

www.finances.gouv.qc.ca/Budget_et_mise_a_jour/budget/2022-2023/

Québec's Financial Situation	F.75